UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 South Service Road

Melville, New York 11747

May 14, 2012

Dear Verint Systems Inc. Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Verint Systems Inc., which will be held on Friday, June 15, 2012, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803.

All holders of record of Verint Systems Inc. common stock and Series A Convertible Preferred Stock as of May 2, 2012 are entitled to vote at the 2012 Annual Meeting.

The accompanying Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting.  Whether or not you plan to attend the meeting, we encourage you to vote promptly, following the instructions on your proxy card.

Enclosed is our 2012 Proxy Statement, our Annual Report on Form 10-K for the year ended January 31, 2012, and your proxy card or voting instruction card. If you are the registered holder of your shares, then you may vote your shares by signing, dating, and returning the enclosed proxy card in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker, or other nominee, please follow the specific instructions you receive from your bank, broker, or other nominee to vote your shares.

Sincerely,

Dan Bodner
President and Chief Executive Officer

Verint Systems Inc.
330 South Service Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2012

The 2012 Annual Meeting of Stockholders of Verint Systems Inc. (“Verint”), a Delaware corporation, will be held on Friday, June 15, 2012, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803 (the “2012 Annual Meeting”) for the following purposes:

(1)          To elect members of the Verint board of directors to serve for the following year and until their successors are duly elected and qualified;

(2)          To ratify the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2013;

(3)          To approve Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan; and

(4)          To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on May 2, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2012 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2012 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during normal business hours at our principal executive offices, located at 330 South Service Road, Melville, New York 11747, during the ten days preceding the 2012 Annual Meeting.

By Order of the Board of Directors,

Jonathan Kohl Corporate Secretary

May 14, 2012

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER, OR OTHER NOMINEE, PLEASE FOLLOW THE SPECIFIC INSTRUCTIONS YOU RECEIVE FROM YOUR BANK, BROKER, OR OTHER NOMINEE TO VOTE YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2012: THE PROXY MATERIALS, INCLUDING THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 2012, ARE AVAILABLE AT WWW.PROXYVOTE.COM.

Verint Systems Inc.
330 South Service Road
Melville, New York 11747

PROXY STATEMENT

We first mailed this proxy statement, proxy card, and our Annual Report on Form 10-K for the year ended January 31, 2012 to stockholders entitled to vote at the 2012 Annual Meeting on or about May 14, 2012.  The 2012 Annual Meeting will be held on Friday, June 15, 2012, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803. Directions to the 2012 Annual Meeting can be found at the back of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2012 Annual Meeting.

Questions Relating to Proxy Materials

Q: Why did I receive this proxy statement?

A: The board of directors is soliciting your proxy to vote at the 2012 Annual Meeting because you were a holder of Verint Systems Inc. common stock or Preferred Stock as of May 2, 2012 (the “Record Date”) and are entitled to vote at the 2012 Annual Meeting. As of the Record Date, there were 39,129,322 shares of common stock outstanding and 293,000 shares of Series A Convertible Preferred Stock (“Preferred Stock”) outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2012 Annual Meeting.

Q: What does it mean if I receive more than one set of proxy materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a set of proxy materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please follow the instructions on each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Questions Relating to Voting

Q: What are the proposals and the voting recommendations of the board of directors?

A: The board of directors recommends the following votes on each of the proposals:

•                  FOR each of the director nominees (Proposal No. 1);

•                  FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2013 (Proposal No. 2); and

•                  FOR approval of Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (Proposal No. 3).

Q: How many votes do I have?

A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. Each share of Preferred Stock that you owned at the close of business on the Record Date is entitled to 30.6185 votes. These shares include:

•                  shares held directly in your name as the “stockholder of record”; and

•                  shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.

The common stock and the Preferred Stock vote together on all matters to be considered at the 2012 Annual Meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•                  Stockholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record, and the proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2012 Annual Meeting.

•                  Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares as described below and are also invited to attend the 2012 Annual Meeting. Since you are not the stockholder of record, you may not vote these shares in person at the 2012 Annual Meeting without a legal proxy from the record holder. You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or their nominee.

Q: How do I vote?

A: You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If your shares are held in the name of your broker, bank or other nominee, you should submit voting instructions to your bank, broker, or other nominee. Please refer to the voting instruction card included in these proxy materials by your bank, broker, or other nominee.

You may also come to the 2012 Annual Meeting and cast your vote there, however, if your shares are held in the name of your broker, bank or other nominee and you wish to vote at the 2012 Annual Meeting, you must bring a valid photo ID and a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on the Record Date.

Q: Can I change my vote or revoke my proxy?

A: Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2012 Annual Meeting by:

•                  notifying our Corporate Secretary in writing before the 2012 Annual Meeting that you have revoked your proxy;

•                  signing and delivering a later dated proxy to our Corporate Secretary; or

•                  voting in person at the 2012 Annual Meeting.

Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices or at the 2012 Annual Meeting before the vote at the 2012 Annual Meeting.

If you are a beneficial owner, you may submit new voting instructions only by contacting your bank, broker, or other nominee.

Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote?

A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2012 Annual Meeting. Thus, if you do not otherwise instruct your broker, the broker may vote your shares “FOR” Proposal No. 2.

Conversely, all of the other proposals being presented at the 2012 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by brokers and banks that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2012 Annual Meeting.  See “How are votes counted” below for more information.

Q: Who are the proxies and what do they do?

A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Legal Officer and Chief Compliance Officer, were designated by the board of directors to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2012 annual meeting, based on valid proxies received by us.

Q: How are votes counted?

A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies.  If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors.  If you are a beneficial holder, your bank, broker, or other nominee must vote for you, and as noted above, if you do not provide specific voting instructions, your bank, broker, or other nominee will only be able to vote on your behalf on routine matters.  As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable.

Q: Will any other matters be voted on?

A: We are not aware of any other matters that will be brought before the stockholders for a vote at the 2012 Annual Meeting.  If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote for you on such matters using their discretion.

Q: How many shares must be present to hold the 2012 Annual Meeting?

A: Holders of a majority of the issued and outstanding shares of our common stock and Preferred Stock, taken together, as of the Record Date must be represented in person or by proxy at the 2012 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.

Q: What vote is required to approve each proposal?

A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•                  Election of Directors - the election of directors will be made by a plurality of votes cast at the 2012 Annual Meeting. That means the nine nominees receiving the highest number of votes will be elected. This is not considered a routine matter and brokers may not vote without instructions from the stockholder.  Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected.

•                  Ratification of independent registered public accountants - the proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2013 will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is considered a routine matter on which brokers may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.

•                  Approval of Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan — the proposal to approve Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is not considered a routine matter and brokers may not vote without instructions from the stockholder.  Abstentions and broker non-votes will count as votes against the proposal.

Q: What is the impact of shares owned by Comverse Technology, Inc. (“Comverse”) on the vote?

A: We are considered a “controlled company” under the listing rules of the NASDAQ stock market based on Comverse’s ownership of more than 50% of our voting power. We expect that Comverse will vote as recommended by our board of directors for each of the proposals being presented at the 2012 Annual Meeting. The affirmative vote of Comverse will be sufficient to approve each of these proposals.

Q: Who is paying the costs of soliciting these proxies?

A: The expense of this solicitation, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy card and proxy statement, will be borne by us. In addition to the solicitation of proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.

Q: What do I need to do to attend the 2012 Annual Meeting?

A: You are entitled to attend the 2012 Annual Meeting only if you were a stockholder of record or a beneficial owner of our shares as of the close of business on May 2, 2012. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, and you wish to attend the meeting, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 2, 2012, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you are not a stockholder of record, note that you will not be able to vote your shares at the meeting unless you have a proxy from your broker. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2012 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The board of directors has nominated the persons named below, each of whom is presently serving on our board of directors, for election as directors. As of the date of this proxy statement, the board of directors consists of nine directors and four vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees named below. Please see “Corporate Governance” for a discussion of how our board composition is affected by our status as a “controlled company” within the meaning of relevant NASDAQ Listing Rule 5615(c).

Each of the nominees was recommended for reelection by the corporate governance and nominating committee and has been approved by the board of directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the board of directors.  The election of directors will be made by a plurality of votes cast at the 2012 Annual Meeting. That means the nine nominees receiving the highest number of votes will be elected. This is not considered a routine matter and brokers may not vote without instructions from the stockholder.  Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected.

As described in detail below, our nominees have considerable professional and business experience. The recommendation of our board of directors is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our board of directors. The board of directors believes that each of the nominees listed brings strong skills and extensive experience to the board of directors, giving the board of directors as a group the appropriate skills to exercise its oversight responsibilities.

Name	Age	Director Since	Position(s)
Dan Bodner	53	1994	President, Chief Executive Officer, Corporate Officer, and Director
Susan Bowick	63	2011	Director
Victor DeMarines	75	2002	Director
Larry Myers	73	2003	Director
Augustus K. Oliver	62	2012	Chairman of the Board of Directors
Howard Safir	70	2002	Director
Theodore H. Schell	67	2012	Director
Shefali Shah	40	2007	Director
Mark C. Terrell	66	2012	Director

Dan Bodner serves as our President, Chief Executive Officer, a director, and Corporate Officer. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since February 1994. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., a former affiliate of ours when we were a wholly-owned subsidiary of Comverse. Prior to such positions, from 1987 to 1991, Mr. Bodner held various management positions at Comverse. The board of directors has concluded that Mr. Bodner’s position as our Chief Executive Officer, intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his expertise in software development, intelligence, and security, his knowledge of the technology and software industries, and his extensive management experience give him the qualifications and skills to serve as a director.

Susan Bowick has served as one of our directors since November 2011. Ms. Bowick has served as a member of Comverse’s board of directors since December 2006.  Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006.  From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices.  From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing, global services and imaging and printing, most recently as its Executive Vice President, Human Resources and Workforce Development.  Ms. Bowick also serves as an independent director and the chair of the Compensation and Leadership Committee of EarthLink, Inc., an Internet service provider.  The board of directors has concluded that Ms. Bowick’s management and business experience within the technology and software industries and experience in serving as a director of another public company give her the qualifications and skills to serve as a director.

Victor DeMarines has served as one of our directors since May 2002. In May 2000, Mr. DeMarines retired from his position as President and Chief Executive Officer of MITRE Corporation, a nonprofit organization, which provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Department of Homeland Security, the Internal Revenue Service, and several organizations in the U.S. intelligence community. Mr. DeMarines served in this capacity with MITRE Corporation beginning in 1995, and since retiring, served as a director until 2010. He presently serves as a consultant to MTRE Corporation.  Mr. DeMarines currently also serves as a director of NetScout Systems, Inc., a provider of network performance solutions (“NetScout”).  He serves on the NetScout audit and governance committees and is Chairman of the NetScout finance committee.  Mr. DeMarines served as a Presidential Executive with the Department of Transportation and is a Lieutenant of the U.S. Air Force. The board of directors has concluded that Mr. DeMarines’ financial and business expertise, including his diversified background of managing a security-based company, serving as a chief executive officer, and serving as a director of a public technology company, give him the qualifications and skills to serve as a director.

Larry Myers has served as one of our directors since August 2003. Since November 1999, Mr. Myers has been retired from his position of Senior Vice President, Chief Financial Officer, and Treasurer of MITRE Corporation, a nonprofit organization that provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Department of Homeland Security, the Internal Revenue Service, and several organizations in the U.S. intelligence community. Mr. Myers served in this capacity with MITRE Corporation beginning in 1991. Prior to that, Mr. Myers served as Controller for Fairchild Industries, Inc.  The board of directors has concluded that Mr. Myers’ financial and business expertise, including his strong background of managing a software and security-based company, and his experience serving as a chief financial officer give him the qualifications and skills to serve as a director.

Augustus K. Oliver has served as one of our directors and Chairman of our board of directors since March 2012.  Mr. Oliver has served as a member of Comverse’s board of directors since May 2007 and as the lead independent director of Comverse’s board of directors since March 2011. Since March 2005, Mr. Oliver has been a managing member of Oliver Press Partners, LLC, an investment advisor, and, prior to that, a senior managing director of WaterView Advisors LLC, a private equity investment firm from October 1999. Mr. Oliver currently serves as a director of Scholastic Corporation, a global children’s publishing, education and media company, and The Phoenix Companies, Inc., a provider of life insurance and annuity products.  Mr. Oliver also served as a director of Emageon, Inc. from June 2008 to April 2009. The board of directors has concluded that Mr. Oliver’s investment and transactional experience with private and publicly-traded companies and his public company board and corporate governance experience give him the qualifications and skills to serve as a director and our Chairman.

Howard Safir has served as one of our directors since May 2002. Since July 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. From December 2001 until June 2010, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc. Mr. Safir served as the Vice Chairman of Global Options Group Inc. from its May 2005 acquisition of SafirRosetti until June 2010. He served as Chief Executive Officer of Bode Technology, also a wholly owned subsidiary of Global Options Group Inc., from February 2007 to June 2010. Mr. Safir also currently serves as a director of Implant Sciences Corporation, an explosives device detection company and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The board of directors has concluded that Mr. Safir’s experience serving as the Police Commissioner of the City of New York and other U.S. law enforcement agencies is a key asset in terms of providing valuable guidance with respect to our security business. In addition to his law enforcement service, the board of directors has determined that Mr. Safir’s financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.

Theodore H. Schell has served as one of our directors since March 2012.  Mr. Schell has served as a member of Comverse’s board of directors since December 2006. Mr. Schell is currently a managing director at Associated Partners LP, a private equity firm focusing on media and telecommunications, a position which he has held since 2004.  Prior to joining Associated Partners L.P., he held the position of managing director at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. From 1989 to 2000, Mr. Schell served as Senior Vice President of Strategy and Corporate Development and as a member of the management committee at Sprint Corporation. From 1983 to 1988, he served as President and Chief Executive Officer of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients, which he founded. Mr. Schell also held the position of Counselor and Chief of Staff to the U.S. Secretary of Commerce where he served from 1977 to 1981. Mr. Schell is currently a member of the board of directors, the audit committee, and the strategy committee of Clearwire Corporation, a wireless broadband networks operator. Mr. Schell also served as a director of RCN Corporation from 2004 to 2009.  The board of directors has concluded that Mr. Schell’s industry and operational experience, investment and transactional experience with technology companies, and his public company board and corporate governance experience give him the qualifications and skills to serve as a director.

Shefali Shah has served as one of our directors since September 2007. Since March 2010, Ms. Shah has served as Senior Vice President, General Counsel and Corporate Secretary of Comverse. From March 2009 to March 2010, Ms. Shah served as the Acting General Counsel and Corporate Secretary of Comverse and from June 2006 through March 2009, Ms. Shah served as Associate General Counsel and Assistant Secretary of Comverse. Prior to joining Comverse, Ms. Shah was an attorney in the corporate practice group of Weil, Gotshal & Manges LLP from September 2002 to June 2006. Ms. Shah also serves as a member of the board of directors of Starhome, B.V., a Comverse majority-owned subsidiary and a global provider of mobile roaming technology and services as well as numerous other wholly owned subsidiaries of Comverse. From July 2007 to December 2010, Ms. Shah served as a member of the board of directors of Ulticom, Inc., a former Comverse majority-owned public subsidiary of Comverse.  The board of directors has concluded that Ms. Shah’s legal expertise, including her position as general counsel of a public company and representing technology companies while in private practice, give her the qualifications and skills to serve as a director.

Mark C. Terrell has served as one of our directors since March 2012.  Mr. Terrell has served as a member of Comverse’s board of directors since July 2006. From December 2006 to March 2008, Mr. Terrell served as non-executive chairman of Comverse’s board of directors. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices — El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors.  The board of directors has concluded that Mr. Terrell’s financial and accounting experience as a senior partner at a prominent accounting firm and his public company and corporate governance experience as a director for not-for-profit corporations give him the qualifications and skills to serve as a director.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

The board of directors unanimously recommends that you vote “FOR” the nominees named above.

PROPOSAL NO. 2

RATIFICATION OF APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2013. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2012 Annual Meeting. Deloitte & Touche LLP was Verint’s firm of independent registered public accountants for the year ended January 31, 2012.

Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2013 if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will be also available to respond to appropriate questions.

The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2013 will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is considered a routine matter on which brokers may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

The board of directors unanimously recommends that you vote “FOR” Proposal No. 2.

PROPOSAL NO. 3

APPROVAL OF

AMENDMENT NO. 1 TO

THE VERINT SYSTEMS INC.  2010 LONG-TERM STOCK INCENTIVE PLAN

We currently have two active equity compensation plans.  The Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (the “Plan”) was approved by our board of directors on August 3, 2010 (subject to the approval of our stockholders) and by our stockholders on October 5, 2010.  The Verint Systems Inc. 2004 Stock Incentive Compensation Plan (as amended and restated, the “2004 Plan”) was approved by our stockholders in July 2004.

On May 11, 2012, our board of directors approved (subject to the approval of our stockholders) Amendment No. 1 to the Plan (the “Amendment”).  The Amendment:

•                  increases the maximum number of our shares of common stock that may be issued or transferred under the Plan by the sum of (x) 4,500,000 plus (y) the number of shares that remain available for issuance or transfer under the 2004 Plan as of the date of stockholder approval of the Amendment;

•                  increases the maximum number of shares of common stock for which incentive stock options may be granted from 2,000,000 to 3,500,000; and

•                  extends the expiration date of the Plan to correspond with the date of stockholder approval of the Amendment.

No other changes are being proposed to the Plan.  The Plan as amended by the Amendment is referred to below as the “Amended Plan”.

If the Amendment is approved by our stockholders, the 2004 Plan will be terminated concurrently with the adoption of the Amendment and the number of shares of common stock that may be issued or transferred under the Plan following the Amendment will be equal to the sum of:

(i)             4,500,000, plus

(ii)          the number of shares that remain available for issuance or transfer under the Plan as of the date of stockholder approval of the Amendment (immediately prior to such approval), plus

(iii)       the number of shares that remain available for issuance or transfer under the 2004 Plan as of the date of stockholder approval of the Amendment, plus

(iv)      the number of shares that again become available for issuance or transfer under the Amended Plan in accordance with the terms of the Amended Plan as a result of the termination, forfeiture, expiration, etc. of awards previously granted under the Amended Plan, plus

(v)         the number of shares that again become available for issuance or transfer under the 2004 Plan in accordance with the terms of the 2004 Plan (prior to the July 27, 2014 original expiration date of the 2004 Plan) as a result of the termination, forfeiture, expiration, etc. of awards previously granted under the 2004 Plan.

If the Amendment is approved by our stockholders, we estimate that as of the date of such approval, there would be approximately 4.7 million shares available for future grant under the Amended Plan (after termination of the 2004 Plan and the movement of the available capacity under the 2004 Plan into the Amended Plan).  For the avoidance of doubt, all shares granted prior to the date of stockholder approval of the Amendment, under the Plan or under the 2004 Plan, will be settled under the applicable plan, and such settlement will not reduce the aggregate number of shares of common stock available for issuance or transfer under the Amended Plan.

Equity Plan Information as of April 30, 2012

As of April 30, 2012:

•                  There were a total of 39,128,006 shares of our common stock issued and outstanding (or 50,009,759 shares of common stock assuming conversion of our Preferred Stock).

•                  There were a total of 1,036,901 stock options outstanding, with an average exercise price of $30.83 and an average remaining term of 2.63 years.

•                  There were a total of 2,832,054 restricted stock units outstanding, including 440,722 performance based restricted stock units.

•                  There were a total of 206,525 shares available for future award under our two active equity compensation plans, 3,033 of which were under the Plan and 203,492 of which were under the 2004 Plan.

Reasons Why You Should Vote for Proposal 3

We believe our future success depends on our ability to attract, motivate, and retain high quality employees, directors, and consultants, and that the ability to continue to provide stock-based awards under the Amended Plan is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by existing personnel and candidates.

Moreover, we believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on the performance of our stock. Equity compensation also aligns the goals and objectives of our employees with the interests of our stockholders and promotes a focus on long-term value creation.

If the Amendment is not approved, we expect that we would exhaust the remaining available shares under our equity compensation plans in less than a year and could be at a severe disadvantage if we cannot use stock-based awards to recruit and compensate our personnel.  This would reduce the alignment between our employees and our stockholders, increase our cash compensation expense, and utilize cash that could otherwise be used to grow our business, to repay debt, or for other corporate purposes.

As a result of the foregoing, we believe it is in our best interest and the best interest of our stockholders to adopt the Amendment to provide for additional capacity for awards to current and future employees, directors, and consultants.  Our equity compensation practices are benchmarked against market practices and we believe our historical share usage has reflected this.  Since 2010, we have utilized approximately 1.1 — 1.3 million shares per year in our equity compensation programs, including the reservation of approximately 100,000 shares per year in the event officer performance equity goals are overachieved at maximum levels.  Assuming future annual share utilization remains at these levels, the approximately 4.7 million shares that would be available under the Plan after approval of the Amendment (including the termination of the 2004 Plan and the movement of the available capacity under the 2004 Plan into the Plan) would last for approximately four years.

Due to restrictions associated with our previous extended filing delay, prior to the adoption of the Plan in October 2010, we had not been able to request a new equity compensation plan or additional plan capacity from our stockholders since the adoption of our 2004 Plan in July 2004 (which provided for the award of up to 3 million shares).  As a result of these limitations, during our previous extended filing delay, in addition to awards granted under our equity compensation plans existing at the time, we granted approximately 2.6 million shares under employee awards outside of our equity compensation plans, with the vesting or settlement of these awards contingent on, among other things, stockholder approval of a new equity compensation plan or additional share capacity under one of our existing stockholder-approved equity compensation plans.  In our proxy statement dated August 31, 2010, we noted that if all of these 2.6 million shares were settled under the Plan, only approximately 1.4 million of the total 4 million shares originally authorized for issuance under the Plan would remain available for future awards.  As a result, we regard the original 4 million share allocation under the Plan as having covered our equity compensation program not only for the period since the Plan’s adoption in October 2010, but also for a substantial portion of our previous extended filing delay period (prior to the Plan’s adoption).

In light of this unique circumstance, and for the reasons discussed above, we believe it is appropriate at this time to request a new allocation of shares under the Plan as described in this proposal.

Summary of the Amended Plan

Set forth below is a summary of the principal features of the Amended Plan.  No changes are being proposed to the Plan other than an increase in the authorized number of shares available for transfer or issuance, an increase in the maximum number of incentive stock options that may be granted, and an extension of the expiration date of the Plan to correspond with the date of stockholder approval of the Amendment.  This summary is not intended to be exhaustive and is qualified in its entirety by reference to the terms of the Plan, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2012, and the Amendment, a copy of which is included in this proxy statement as Appendix A.

Purpose

The purpose of the Amended Plan is to attract and retain employees, directors, and consultants of Verint Systems Inc. (the “Company”) and its subsidiaries and to motivate such individuals, provide them with incentives and enable them to participate in our growth and success.

The Amended Plan authorizes our board of directors to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”) entitling the participant to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) stock appreciation rights (“SARs”), (3) restricted stock, (4) restricted stock units (“RSUs”), (5) performance awards, (6) other stock-based awards (“Other Stock-Based Awards”), and (7) performance compensation awards.  Each type of award is described below under “Types of Awards Under the Amended Plan.”

Each of the awards will be evidenced by an award agreement setting forth the award’s terms and conditions.

The Amended Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code for qualifying awards.

Our board of directors believes that it is in our best interest and the best interests of our stockholders to provide for an incentive plan under which compensation awards made to our named executive officers can qualify for deductibility for federal income tax purposes.  Accordingly, the Amended Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.  In order for awards to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, the Amended Plan (which includes Performance Criteria (as hereinafter defined)) must be approved by our stockholders by a majority of the votes cast on the issue.  The rules of the NASDAQ Stock Market, LLC require that the Amended Plan be approved by a majority of the total votes cast on the proposal, and our by-laws require the approval of the majority of those shares present in person or represented by proxy and entitled to vote at the meeting.  Accordingly, if our stockholders do not approve the Amended Plan by the vote described in the immediately preceding two sentences, the Amendment will not become effective.

Shares Available Under the Amended Plan

Subject to adjustment as provided in the Amended Plan, following the approval of the Amendment, the number of our shares of common stock that may be issued or transferred (1) upon the exercise of stock options or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance awards or performance compensation awards that have been earned, (5) as awards to non-employee directors, or (6) as Other Stock-Based Awards, will not exceed in the aggregate the sum of:

(i)             4,500,000, plus

(ii)          the number of shares that remain available for issuance or transfer under the Plan as of the date of stockholder approval of the Amendment (immediately prior to such approval), plus

(iii)       the number of shares that remain available for issuance or transfer under the 2004 Plan as of the date of stockholder approval of the Amendment, plus

(iv)      the number of shares that again become available for issuance or transfer under the Amended Plan in accordance with the terms of the Amended Plan as a result of the termination, forfeiture, expiration, etc. of awards previously granted under the Amended Plan, plus

(v)         the number of shares that again become available for issuance or transfer under the 2004 Plan in accordance with the terms of the 2004 Plan (prior to the July 27, 2014 original expiration date of the 2004 Plan) as a result of the termination, forfeiture, expiration, etc. of awards previously granted under the 2004 Plan.

For the avoidance of doubt, all shares granted prior to the date of stockholder approval of the Amendment, under the Plan or under the 2004 Plan, will be settled under the applicable plan, and such settlement will not reduce the aggregate number of shares of common stock available for issuance or transfer under the Amended Plan.  Shares issued or transferred under the Amended Plan may be shares of original issuance or treasury shares or a combination of both.

If any shares of common stock covered by any awards granted under the Amended Plan are forfeited, cancelled, exchanged, withheld or surrendered or if an award terminates or expires without a distribution of shares of common stock to the participant, those shares will again be available for awards under the Amended Plan.  If two Awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the Amended Plan.  Any shares of common stock covered by an award that is settled in cash will again be available for awards under the Amended Plan.  In addition, if a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, the shares will not count against the aggregate limit described above.

The aggregate number of shares of common stock for which ISOs may be granted will not exceed 3,500,000 of the shares of common stock reserved for purposes of the Amended Plan.  Further, no participant will be granted stock options or SARs, in the aggregate, for more than 1,500,000 shares of common stock during any fiscal year and no participant will be granted performance awards that are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 500,000 shares of common stock (or the cash value thereof) during any single Performance Period (as hereinafter defined).

No Repricing

Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the Amended Plan.

Eligibility

Any employee of, or consultant to, us or any of our subsidiaries (including any prospective employee) and non-employee directors of our board of directors or the board of directors of any of our subsidiaries may be selected to participate in the Amended Plan.  In addition, employees and consultants of our affiliates may be eligible to receive cash-settled performance awards and cash-settled RSUs under the Amended Plan.  The committee designated by our board of directors in accordance with the Amended Plan (the “Committee”) determines which persons will receive awards and the number of shares of common stock subject to such awards.  All of our approximately 3,200 personnel, including executive officers and directors, are eligible to participate in the Amended Plan.

Types of Awards Under the Amended Plan

Stock Options.  Stock options may be granted that entitle the participant to purchase shares of common stock at a price not less than fair market value per share at the date of grant.  The exercise price is payable (1) in cash, check, or wire transfer at the time of exercise, (2) by the transfer to us of shares of common stock owned by the participant having a value at the time of exercise equal to the total stock option exercise price (the shares must have been owned by the participant for at least 6 months), (3) subject to rules established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares otherwise deliverable upon exercise of the stock option and to deliver to us an amount equal to the aggregate exercise price, or (4) by a combination of the foregoing.

No stock option may be exercisable more than 10 years from the date of grant.  Each grant will specify the period of continuous service with us or any of our subsidiaries that is necessary before the stock options will become exercisable.  Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

SARs.  A SAR is a right to receive from us an amount equal to the spread between the grant price of the SAR and the value of our shares of common stock on the date of exercise.  The Committee has the right to determine whether the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination thereof.  SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award.  If a SAR is granted in tandem with another award, it may be granted before, at the same time as the other award or at a later time.  No SAR may be exercisable more than 10 years from the date of grant.

SARs with a grant price equal to or greater than the fair market value per share as of the date of grant are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Restricted Stock.  A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services.  The Committee will determine the participants to whom shares of restricted stock will be granted, the number of shares of restricted stock to be granted to each participant, the duration of the period during which, and any conditions under which, the restricted stock may be forfeited to us, and the other terms and conditions of such awards.  Shares of restricted stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as provided in the award agreement.  Upon lapse of the applicable restrictions, we will either deliver the certificates to the participant or the participant’s legal representative, or our transfer agent will remove the restrictions relating to the transfer of such shares.

In the discretion of the Committee, dividends paid on any shares of restricted stock will be paid directly to the participant, withheld by us subject to vesting of the restricted stock pursuant to the terms of the applicable award agreement, or be reinvested in additional shares of restricted stock.

In the discretion of the Committee, restricted stock grants may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

RSUs.  A grant of RSUs constitutes an agreement by us to deliver shares of common stock to the participant in the future in consideration of the performance of services.  The Committee will determine the participants to whom RSUs will be granted, the number of RSUs to be granted to each participant, the duration of the period during which, and any conditions under which the RSUs may be forfeited to us, and the other terms and conditions of such awards.  RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered.

Each RSU will have a value equal to the fair market value of a share.  RSUs will be paid in cash, shares of common stock, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.

In the discretion of the Committee, RSU grants may, but are not required to, be designated by the Committee as Performance Compensation Awards.  RSU grants will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Performance Awards.  The Committee has the authority under the Amended Plan to grant performance awards.  These awards consist of a right which is (i) denominated in cash or shares of common stock, (ii) valued, as determined by the Committee, in accordance with the achievement of performance goals during Performance Periods established by Committee, and (iii) payable at such time and in such form as determined by the Committee.  Each performance award will be subject to one or more specified performance goals that must be met within a specified period determined by the Committee (the “Performance Period”) to earn the performance award.  The Committee will determine the amount of any performance award, the length of any Performance Period, and the amount and kind of any payment or transfer to be made pursuant to any performance award.  To the extent earned, the performance awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the applicable award agreement.

In the discretion of the Committee, performance awards may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Performance awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Other Awards.  The Committee may grant to a participant an Other Stock-Based Award, which will consist of rights other than those awards described above and which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock (including securities convertible into shares).  These awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 as promulgated and interpreted by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable laws.  The Committee will determine the terms and conditions of these awards, including the price, if any, at which shares of common stock may be purchased pursuant to any Other Stock-Based Award granted under the Amended Plan.

In the discretion of the Committee, Other Stock-Based Awards may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Other Stock-Based Awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Performance Compensation Awards.  The Committee has the authority, at the time of grant of any restricted stock award, RSU award, performance award, or Other Stock-Based Award, to designate such award as a “Performance Compensation Award” in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code.  To qualify as a performance compensation award, the Committee must designate which participants will be eligible to receive Performance Compensation Awards for a particular Performance Period within the first 90 days of the Performance Period (or, if shorter, within the maximum period permitted under Section 162(m) of the Code).

The Committee has full discretion to select the length of such Performance Period, the type of Performance Compensation Awards to be issued, the Performance Criteria (as hereinafter defined) that will be used to establish performance goals, and the kinds and/or levels of the performance goals that will apply and the formula that will be used to determine whether a performance goal has been achieved.

During a Performance Period, one or more objective formulas shall be applied against the relevant performance goal to determine, with regard to the Performance Compensation Award of a particular participant, whether all or some portion of the Performance Compensation Award has been earned for the Performance Period.

Unless otherwise provided in the applicable award agreement, a participant must be employed by us on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for the applicable Performance Period.

Performance Criteria.  The Performance Criteria that will be used to establish the performance goal(s) will be based on the attainment by us (or one of our subsidiaries, divisions, or operational units) of specific levels of performance.  The performance criteria (the “Performance Criteria”) that the Committee may set are limited to specified levels of or growth in the following, whether determined on a GAAP or non-GAAP basis: revenue, operating income, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, profit margin, contribution margin, earnings per share, net earnings, operating earnings, free cash flow, earnings before interest, taxes, depreciation and amortization, number of customers, growth of customers, operating expenses, capital expenses, customer acquisition costs, share price, or sales or market share.

If the Committee (1) anticipates or determines that any unusual or extraordinary corporate event, transaction, item or development affecting us, (2) anticipates or recognizes any unusual or nonrecurring event that affects us and our financial statements, or (3) anticipates or responds to changes in applicable laws, regulations, accounting principles or business conditions, then the Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a

Performance Period would not cause the Performance Compensation Awards granted to any participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), to adjust or modify the calculation of a performance goal for the Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of participants.

Administration

The Amended Plan will be administered by a designated committee of our board of directors (the “Committee”).  The Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code).  In the absence of such a designated committee, our board of directors serves as the Committee.  The Committee is authorized to interpret the Amended Plan and related agreements and other documents.

Dividends

In the sole discretion of the Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, or other property on a current or deferred basis.  In the case of awards with respect to which any applicable Performance Criteria have not been achieved, dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests.

Amendments

Our board of directors may amend, alter, suspend, discontinue, or terminate the Amended Plan without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Amended Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Amended Plan, (iii) the amendment would materially modify the requirements for participation in the Amended Plan, or (iv) stockholder approval is required by applicable law or NASDAQ Stock Market, LLC rules and regulations.  If any amendment, alteration, suspension, discontinuance, or termination of the Amended Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will be not effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.

Change in Control

In the event of a “change in control” (as defined in the Amended Plan), to the extent outstanding awards under the Amended Plan are not assumed, converted or replaced, all outstanding awards then held by a participant which are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested, as the case may be, and any specified performance goals will be deemed to be satisfied at target, immediately prior to the consummation of such change in control, unless the applicable award agreement provides to the contrary.

To the extent outstanding awards are assumed, converted or replaced in the event of a change in control, (i) any outstanding awards that are subject to performance goals will be assumed, converted, or replaced as if target performance had been achieved as of the date of the change in control, (ii) each performance award or Performance Compensation Award with service requirements will continue to vest with respect to such requirements during the remaining period set forth in the award agreement, and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the applicable award agreement.  If outstanding awards are assumed, converted, or replaced, if a participant’s employment or service with us or a subsidiary is terminated without cause (as defined in the Amended Plan) or a participant terminates his or her employment or service with us or a subsidiary for good reason (as defined in the Amended Plan) during the two year period following a change in control, all outstanding awards held by the participant that may be exercised will become fully exercisable and all restrictions will lapse and the awards will become vested and non-forfeitable.

Detrimental Activity

If the Committee determines (or discovers) that a Participant committed an act during the course of his or her employment or service that constitutes or would have constituted Cause for termination, the Committee will have the right to cancel any or all of Participant’s then outstanding Awards (whether or not vested).

Transferability

Each award under the Amended Plan, and each right under any award, shall be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative.  No award may be transferred except by will or by the laws of descent and distribution, except that the Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Committee.  The participant remains liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.

Adjustments

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or our other securities, issuance of warrants or other rights to purchase shares of common stock or our other securities, or other corporate transaction or event affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Committee shall equitably adjust any or all of (i) the number of our shares of common stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares of common stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs shall equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.

The Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting us, any of our subsidiaries, our financial statements or those of any of our subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan.

Withholding Taxes

To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, we have the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of common stock, other securities, other awards under the Amended Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes.  Subject to the foregoing, a participant may satisfy the withholding liability by delivering shares of common stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have us withhold from the shares of common stock otherwise deliverable pursuant to an award, a number of shares of common stock equal to the withholding liability.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants.  The Amended Plan and any grants made under the Amended Plan will be administered in a manner consistent with this intent.  Any reference in the Amended Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Termination

No grant will be made under the Amended Plan more than 10 years after the date on which the Amendment is first approved by our board, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect on January 1, 2012.  This summary is not intended to be complete and does not describe state or local tax consequences.  It is not intended to be tax guidance to participants in the Amended Plan.

Tax Consequences to Participants

Non-qualified Stock Options.  In general, (1) no income will be recognized by a participant at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option (ISO).  The exercise of an ISO, however, may result in alternative minimum tax liability.  If shares of common stock are issued to the participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above (i.e. disqualifying disposition), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares.  Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a participant in connection with the grant of a SAR.  When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”).  However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock.  If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.  No income generally will be recognized upon the award of RSUs.  The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards.  No income generally will be recognized upon the grant of performance awards.  Upon payment or transfer made under the terms of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of any cash received and the fair market value of any unrestricted shares of common stock received.

Other Stock-Based Awards.  No income generally will be recognized upon the grant of other Stock-Based Awards.  Upon payment of Other Stock-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services may be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of common stock under the Amended Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Amendment by our stockholders.  The additional shares to be registered will include (i) 4,500,000 shares of common stock plus (ii) the number of shares available for issuance or transfer under the 2004 Plan upon termination of the 2004 Plan concurrently with the adoption of the Amendment.

Amended Plan Benefits

Because awards to be granted in the future under the Amended Plan are at the discretion of the Committee, it is not possible to determine the exact benefits or amounts to be received under the Amended Plan by our directors, employees (including executive officers), or consultants.  All of our executive officers and directors are eligible to participate in the Amended Plan and thus have a personal interest in the approval of the Amendment.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 30, 2012:

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	3,868,955	(2)	$30.83	206,525	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	3,868,955		$30.83	206,525

(1)

The weighted-average price relates to outstanding stock options only (as of the applicable date). Other outstanding awards carry no exercise price and are therefore excluded from the weighted-average price.

(2)	Consists of 1,036,901 stock options and 2,832,054 restricted stock units.

(3)

Excludes 220,213 shares available under the Vovici Corporation 2006 Amended and Restated Stock Plan, which plan was assumed in connection with our acquisition of Vovici Corporation in 2011 and is not expected to be used for future awards.

The proposal for the approval of Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is not considered a routine matter and brokers may not vote without instructions from the stockholder.  Abstentions and broker non-votes will count as votes against the proposal.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

The board of directors unanimously recommends that you vote “FOR” Proposal No. 3.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2012 Annual Meeting other than the items referred to above.  If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with the policies of the Company and will use their discretion accordingly.  The chairman of the 2012 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the board of directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, including our executive officers, are required to comply with our Code of Conduct. Additionally, our Chief Executive Officer, Chief Financial Officer, and senior officers must comply with our Code of Business Conduct and Ethics for Senior Officers. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers is available on our website (www.verint.com) in the “Corporate Governance” section. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.

Board Leadership Structure and Role in Risk Oversight

The board of directors believes that the person who holds the position of our Chief Executive Officer should also serve as one of our directors. We currently separate the roles of Chief Executive Officer and Chairman of the Board which reflects our belief at this time that our stockholders’ interests are best served by the day-to-day management direction of the company under Mr. Bodner, as President and Chief Executive Officer, and the experience and perspective brought to the board of directors by our Chairman, Mr. Oliver.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have a Chairman whose sole job is leading the board, allowing our Chief Executive Officer to focus on running the company.  In addition, our Chief Executive Officer is most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, while our Chairman provides guidance to the Chief Executive Officer, presides over meetings of the full board of directors, and brings a depth of varied business and extensive investment experience, including service on the boards of other public companies, to our organization.  We believe our Chief Executive Officer and our Chairman have a good working relationship.

The board of directors, as a whole, and in particular the audit committee of the board of directors, has an active role in overseeing management of our risks.  The board of directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the board of directors or relevant committee, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The board of directors and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance, and risk management from senior management.  During its review of such information, the board of directors and its committees discuss, review, and analyze risks associated with each area, as applicable. The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements.  See “Compensation Discussion and Analysis” for additional information. The audit committee oversees management of financial and compliance risks, including with respect to financial reporting, credit and liquidity, information security, compliance, potential conflicts of interest, and related party transactions, and the entire board of directors is regularly informed through audit committee reports about such risks.  The corporate governance and nominating committee oversees risks associated with our overall governance practices, our board of directors leadership structure, and management succession planning.  Under the oversight of the board of directors and its committee, we have also implemented programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.  For example, we have implemented an enterprise risk assessment to identify, assess, govern, and manage risks and a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.

Director Independence; Controlled Company Exemption

As required by the rules of NASDAQ, the board of directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.

The board of directors has determined that Messrs. DeMarines, Myers, and Safir are “independent” for purposes of NASDAQ’s governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)), and, with respect to Messrs. DeMarines, Myers, and Safir, the requirements of both the SEC and NASDAQ that all members of the audit committee satisfy a special “independence” definition.  The full board of directors has determined that Messrs. DeMarines, Myers, and Safir not only are “independent” under the objective definitional criteria established by the SEC and NASDAQ, but also qualify as “independent” under the separate, subjective determination required by NASDAQ that, as to each of these directors, no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Both our audit committee and our stock option committee are composed solely of independent directors.  The board of directors also has determined that Mr. Myers is an “audit committee financial expert”, as that term is defined by the SEC in Item 407(d) of Regulation S-K. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Myers’ experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the board of directors.

The remaining members of the board of directors may not satisfy these “independence” definitions because they are either executive officers of ours or have been chosen by and/or are affiliated with our controlling stockholder, Comverse, in a non-independent capacity. Because we are eligible to be a “controlled company” (within the meaning of relevant NASDAQ Listing Rule 5615(c)) and our board of directors has chosen to rely on this exception, we are exempt from certain NASDAQ Listing Rules that would otherwise require us to have a majority independent board and fully independent standing nominating and compensation committees. We determined that we are such a “controlled company” because Comverse holds more than 50% of the voting power for the election of our directors. If Comverse’s voting power were to fall below this level, however, we would cease to be permitted to rely on the controlled company exception and would be required to have a majority independent board and fully independent standing nominating and compensation committees. The board of directors has determined that a board consisting of between seven and thirteen members is appropriate at the current time and has currently set the number at thirteen members, and will evaluate such determination from time to time. As of the date of this proxy statement, the board of directors consists of nine directors (with four vacancies) and has four standing committees: the corporate governance and nominating committee, the audit committee, the compensation committee, and the stock option committee.  As of the date of this proxy statement, five of our nine directors are Comverse designees.  Comverse has publicly disclosed that it plans on an ongoing basis to continue to cause a majority of our board of directors to consist of designees of Comverse.

Director Compensation

Director Compensation for the Year ended January 31, 2012

The following table summarizes the cash and equity compensation earned by each member of the board of directors during the year ended January 31, 2012 for service as a director.

		Fees Earned or Paid in Cash	Stock Awards		Option Awards	Total
Name		($)(1)	($)(2)		($)(2)	($)
Baker, Paul	(3),(6)	—	—		—	—
Bodner, Dan		—	—		—	—
Bowick, Susan	(3)	—	—		—	—
Bunyan, John	(3),(6)	—	—		—	—
Burdick, Charles	(3),(6)	8,090	10,232	(7)	—	18,322
Dahan, Andre	(3),(4)	—	—		—	—
DeMarines, Victor		50,000	122,815	(8)	—	172,815
Myers, Larry		70,000	122,815	(8)	—	192,815
Nottenburg, Richard	(3),(5)	—	—		—	—
Safir, Howard		55,000	122,815	(8)	—	177,815
Shah, Shefali	(3)	—	—		—	—

(1)   Represents amount earned for board of directors service during the year indicated regardless of the year of payment.

(2)   Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.

(3)   Comverse-designated director.

(4)   Resigned from the board of directors March 4, 2011 in connection with his resignation from the Comverse board of directors.

(5)   Resigned from the board of directors November 16, 2011 in connection with his resignation from the Comverse board of directors.

(6)   Resigned from the board of directors March 18, 2012 in connection with Comverse’s decision to change its designees to our board of directors.

(7)   On April 12, 2011, Mr. Burdick received an award of 292 restricted stock units in respect of his partial year of service on the board of directors for the year ended January 31, 2012 prior to being appointed Chief Executive Officer of Comverse in March 2011, which award was scheduled to vest on June 15, 2012.  The grant date fair value of this award is based on the $35.04 closing price of our common stock on April 12, 2011.  Prior to becoming Comverse’s Chief Executive Officer in March 2011, Mr. Burdick qualified as an independent director of Verint and was compensated for his services by Verint.  This award was forfeited by Mr. Burdick in connection with his resignation from our board of directors on March 18, 2012.

(8)   On April 12, 2011, each of Messrs. DeMarines, Myers, and Safir received an award of 3,505 shares of restricted stock in respect of board of directors service for the year ended January 31, 2012, which awards vest on June 15, 2012.  The grant date fair value of these awards is based on the $35.04 closing price of our common stock on April 12, 2011.

The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our board of directors (granted for service as a director) as of January 31, 2012.

	Unvested Options	Unvested Stock Awards
Name	(#)	(#)
Baker, Paul	—	—
Bodner, Dan	—	—
Bowick, Susan	—	—
Bunyan, John	—	—
Burdick, Charles	—	292	(1)
Dahan, Andre	—	—
DeMarines, Victor	—	3,505
Myers, Larry	—	3,505
Nottenburg, Richard	—	—
Safir, Howard	—	3,505
Shah, Shefali	—	—

(1)   This award was forfeited by Mr. Burdick in connection with his resignation from our board of directors on March 18, 2012.

Non-Independent Directors

For the year ended January 31, 2012, our non-independent directors, including certain Comverse designees and employee directors, did not receive any cash compensation for serving on the board of directors or any committee of the board of directors. These directors may receive grants of stock options or other equity awards for their service on the board of directors, in the discretion of the board of directors. None of the Comverse designated directors received an equity grant in the year ended January 31, 2012, other than Mr. Burdick who received a grant in respect of his partial year of service on the board of directors for the year ended January 31, 2012 prior to being appointed Chief Executive Officer of Comverse in March 2011, however this award was forfeited by Mr. Burdick in connection with his resignation from our board of directors on March 18, 2012.  Mr. Bodner has not been separately compensated for his service on the board of directors. Our board of directors has adopted stock ownership guidelines for our executive officers and non-employee directors who are compensated by us for their services. See “— Compensation Discussion and Analysis — Stock Ownership Guidelines.”  Our insider trading policy prohibits, among other things, all personnel (including directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

All directors (whether or not independent) are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the board of directors or of committees of the board of directors.

Independent Directors

The board of directors is responsible for establishing independent director compensation arrangements based on recommendations from the compensation committee. These compensation arrangements are designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews the independent director compensation arrangements based on market studies or trends and from time to time engages an independent compensation consultant to prepare a customized peer group analysis.

The following summarizes the compensation package for our independent directors for the year ended January 31, 2012:

•                  An annual equity grant with grant date value of $120,000, subject to one-year vesting;

•                  $50,000 annual cash retainer;

•                  No per-meeting fees; and

•                  Annual board and committee chairmanship fees as set forth below:

Board	$25,000
Audit	$20,000
Compensation	$10,000
Stock Option	$5,000
Governance	$5,000

Because the chairmanship of our board of directors, our compensation committee, and our corporate governance and nominating committee were held by Comverse-designated directors during the year ended January 31, 2012, these chairmanship fees were not paid during such year.

Board Attendance

The board of directors held fourteen meetings during the year ended January 31, 2012. During that period, each incumbent director attended over 75% of the meetings of the board of directors and the committees on which he or she served that were held during his or her tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 16, 2011. At that meeting, all eight of the directors then serving on our board of directors were present, either in person or telephonically. All of our board members are expected to attend the 2012 Annual Meeting. Our independent directors hold executive sessions outside the presence of management regularly (and, in any event, at least twice a year).

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our board of directors, a board committee, or with an individual director may do so by sending an email to boardofdirectors@verint.com or writing to such group or persons at:

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Attention: Corporate Secretary

Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct or our Code of Business Conduct and Ethics for Senior Officers should be reported pursuant to the procedures outlined in the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers, as applicable, which are available on our website (www.verint.com) in the “Corporate Governance” section.

Committees of the Board of Directors

As of the date of this proxy statement, the board of directors consists of nine directors and has four standing committees to assist it in carrying out its obligations: the corporate governance and nominating committee, the audit committee, the compensation committee, and the stock option committee.

Each standing committee other than the stock option committee has adopted a formal charter that describes in more detail its purpose, organizational structure, and responsibilities. A copy of the committee charters for our corporate governance and nominating committee, audit committee, and compensation committee can be found on our website (www.verint.com) in the “Corporate Governance” section. A description of each committee and its membership follows.

Corporate Governance and Nominating Committee

For the year ended January 31, 2012 (through March 4, 2011), our corporate governance and nominating committee consisted of Messrs. Dahan, Burdick (Chair), DeMarines, and Safir.  In connection with Mr. Dahan’s departure as a director and Chairman of the Board of Directors on March 4, 2011, he ceased to be a member of this committee.  Ms. Shah joined the committee on March 25, 2011.  In connection with Mr. Burdick’s departure as a director and Chairman of the Board of Directors on March 18, 2012, he ceased to be a member and Chair of this committee and was replaced as a member and Chair by Mr. Oliver.

The corporate governance and nominating committee met six times during the year ended January 31, 2012.

The corporate governance and nominating committee’s responsibilities are set forth in its charter and include, among other things (a) responsibility for establishing our corporate governance guidelines, (b) overseeing the board of director’s operations and effectiveness, and (c) identifying, screening, and recommending qualified candidates to serve on the board of directors. This committee was formed on September 11, 2007. Prior to this time, the nominating and corporate governance functions were performed by the full board of directors.

The corporate governance and nominating committee of the board of directors makes recommendations on director nominees to the board of directors and will consider director candidates suggested by existing directors and stockholders if properly submitted in accordance with the applicable procedures set forth in our by-laws.  For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2013 Annual Meeting” in this proxy statement.  Pursuant to our Corporate Governance Guidelines contained within our Corporate Governance and Nominating Committee Charter, the corporate governance and nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and share the values of Verint. The assessment of candidates for the board includes an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the board of directors. The corporate governance and nominating committee and the board of directors are also heavily influenced in selecting director candidates and nominees by our majority stockholder, Comverse.  Comverse has the right to designate all members for nomination to the board of directors, subject to applicable law and regulation, including NASDAQ’s governance listing standards and the requirements of the SEC, with respect to directors required to be “independent”, and may fill any vacancy resulting from a Comverse designee ceasing to serve as a director. As the sole holder of our

Preferred Stock, Comverse also has the right to designate up to two directors to the board of directors if we fail to redeem the Preferred Stock when otherwise required to do so upon the occurrence of certain corporate events. See “Certain Relationships and Related Party Transactions” for further discussion of rights associated with our Preferred Stock. Comverse designees currently serving on our board of directors are Mses. Shah and Bowick and Messrs. Oliver, Schell, and Terrell.  In connection with its annual review of its charter, the corporate governance and nominating committee assesses the effectiveness of its selection criteria set forth in our Corporate Governance Guidelines. While the composition of the current board of directors reflects five Comverse designees, it also reflects diversity in business and professional experience, skills, age, and gender.

Audit Committee

We have a separately designated standing audit committee established as contemplated by Section 10A of the Exchange Act. For the year ended January 31, 2012 (through March 4, 2011), our audit committee consisted of Messrs. Myers (Chair), DeMarines, Burdick, and Safir.  In connection with his appointment as Chief Executive Officer of Comverse, Mr. Burdick resigned from this committee on March 4, 2011, at which time he ceased to qualify as an independent director of Verint.  The audit committee oversees the engagement of our independent registered public accountants, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.

The audit committee met five times during the year ended January 31, 2012.

The audit committee’s responsibilities are set forth in its charter and include, among other things:

•

assisting the board of directors in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.

A separate report of the audit committee is set forth in this proxy statement.

Compensation Committee

For the year ended January 31, 2012 (through March 4, 2011), our compensation committee consisted of Messrs. Dahan (Chair), DeMarines, and Safir and Ms. Shah.  In connection with Mr. Dahan’s departure as a director and Chairman of the Board of Directors on March 4, 2011, Mr. Burdick joined this committee as Chair and served until his resignation from this committee on July 12, 2011.  Mr. Nottenburg joined this committee as Chair on July 12, 2011 in connection with his appointment to the board of directors and served until his resignation from the board of directors on November 16, 2011.  Ms. Bowick joined and was appointed Chair of this committee on November 30, 2011.  On March 23, 2012, Ms. Shah resigned from this committee and was replaced by Mr. Terrell.

The compensation committee met ten times during the year ended January 31, 2012.

The compensation committee’s responsibilities are set forth in its charter and include, among other things, (i) approving compensation arrangements for our executive officers and (ii) making recommendations to the stock option committee and the board of directors regarding awards under our equity compensation plans.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.

A separate Compensation Committee Report is also set forth in this proxy statement.

Stock Option Committee

For the year ended January 31, 2012, our stock option committee consisted of Messrs. DeMarines, Myers, and Safir.  The stock option committee is responsible for administering our stock incentive compensation plans and approving all grants of stock options and other forms of equity awards based on recommendations from the compensation committee, except that equity grants to non-employee directors are approved by the full board of directors unless the board of directors delegates such authority to the stock option committee following its review.

The stock option committee met one time during the year ended January 31, 2012.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Dan Bodner	53	President, Chief Executive Officer, Corporate Officer, and Director
Peter Fante	44	Chief Legal Officer, Chief Compliance Officer, and Corporate Officer
Elan Moriah	49	President, Verint Enterprise Intelligence Solutions and Video and Situation Intelligence Solutions and Corporate Officer
David Parcell	58	Managing Director, EMEA and Corporate Officer
Douglas Robinson	56	Chief Financial Officer and Corporate Officer
Meir Sperling	63	President, Verint Communications and Cyber Intelligence Solutions and Corporate Officer

Dan Bodner serves as our President, Chief Executive Officer, a director, and Corporate Officer. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since February 1994. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., a former affiliate of ours when we were a wholly-owned subsidiary of Comverse. Prior to such positions, from 1987 to 1991, Mr. Bodner held various management positions at Comverse.

Peter Fante serves as our Chief Legal Officer, Chief Compliance Officer, and Corporate Officer. Mr. Fante was appointed as General Counsel in September 2002 (subsequently retitled as Chief Legal Officer) and Chief Compliance Officer in September 2008.  He previously served as our Secretary from September 2005 to January 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling, and Cadwalader, Wickersham & Taft LLP.

Elan Moriah serves as President of our Verint Enterprise Intelligence Solutions and Verint Video and Situation Intelligence Solutions global business lines and Corporate Officer. Mr. Moriah has served in such capacity since September 2008, having previously served as our President, Americas from May 2004 to August 2008 and as President of our Contact Center division from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.

David Parcell serves as our Managing Director, EMEA (Europe, the Middle East, and Africa) and as Corporate Officer. He has served in such capacity since May 2001. Prior to joining us, Mr. Parcell served as Managing Director, EMEA and Corporate Officer for Aspect Software, Inc. from 1997 to 2001. Before then, Mr. Parcell held the positions of Managing Director of Co-Cam and General Manager at Datapoint Ltd., along with senior sales positions with Unisys and Olivetti.

Douglas Robinson serves as our Chief Financial Officer and Corporate Officer.  Mr. Robinson has served in such capacity since December 2006.  Prior to joining us, Mr. Robinson spent 17 years at CA Technologies (formerly CA, Inc. and Computer Associates International, Inc.), one of the world’s largest information technology management software companies, where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.

Meir Sperling serves as President of our Verint Communications and Cyber Intelligence Solutions global business line and Corporate Officer. Mr. Sperling has served in such capacity since 2000. He also served as President, APAC (Asia Pacific) from 2006 to 2007. Before joining us, Mr. Sperling served as Corporate Vice President of ECI Telecom Ltd. (“ECI”) as General Manager of its Business Systems Division, and Director of several ECI subsidiaries. Before then, Mr. Sperling held various management positions with Tadiran Telecommunications Communications Ltd. as well as with Tadiran Ltd and TEI, a U.S. subsidiary.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our executive officer compensation program and addresses how we made compensation decisions for the executive officers named below, which officers we refer to as our named executive officers, for the year ended January 31, 2012:

•	Dan Bodner, President and Chief Executive Officer and Corporate Officer

•	Douglas Robinson, Chief Financial Officer and Corporate Officer

•	Elan Moriah, President, Verint Enterprise Intelligence Solutions and Verint Video Intelligence Solutions and Corporate Officer

•	Meir Sperling, President, Verint Communications and Cyber Intelligence Solutions and Corporate Officer

•	David Parcell, Managing Director, EMEA and Corporate Officer

•	Peter Fante, Chief Legal Officer, Chief Compliance Officer, and Corporate Officer

This discussion covers the principles underlying our executive compensation policies and our most important executive compensation decisions for the year ended January 31, 2012, and provides our analysis of these policies and decisions.  We have included certain information in this CD&A (and this section generally) for periods subsequent to January 31, 2012 that we believe may be useful for a more complete understanding of our compensation arrangements. While the focus of this discussion is on our compensation arrangements with our named executive officers (who we referred to in this section as our executive officers or just officers), in some cases we also provide information about compensation arrangements with our other executives or our employees generally where we believe it may be useful for providing context for our executive officer compensation arrangements.

Executive Summary

We are a global leader in Actionable Intelligence® solutions and value-added services. Our solutions enable organizations of all sizes to make more timely and effective decisions to improve enterprise performance and make the world a safer place. More than 10,000 organizations in over 150 countries — including over 85 percent of the Fortune 100 — use Verint Actionable Intelligence solutions to capture, distill, and analyze complex and underused information sources, such as voice, video, and unstructured text.

The goal of our executive compensation program is to offer a combination of compensation elements to help us attract, retain, and motivate highly qualified executive officers to help us execute our business strategy, achieve our operational and strategic goals, and create shareholder value.

Results for the Year Ended January 31, 2012

Some of our key business and operational results that were reflected in or drove our executive compensation decisions for the year ended January 31, 2012 were:

•	Increase in GAAP revenue by almost 8% from $726.8 million to $782.6 million;

•	Increase in GAAP operating income of more than 18% from $73.1 million to $86.5 million;

•	Increase in GAAP operating margins of 10% while steadily increasing investment in long-term growth initiatives;

•	Completion of seven acquisitions, including of Vovici Corporation and Global Management Technologies (“GMT”); and

•	Refinancing of our credit agreement to, among other things, relax applicable financial covenants and increase our available borrowing capacity.

Pay-for-Performance Results

Based on these performance results and other relevant considerations, we took the following significant actions or made the following key decisions regarding executive compensation for the year ended January 31, 2012:

•

Provided a 3% base salary and target bonus increase from the levels for the year ended January 31, 2011, consistent with the average merit increase given to other employees, based on an assessment that cash compensation levels were, in general, already competitive vis-à-vis the compensation peer group used to set compensation for the year ended January 31, 2012;

•	Awarded officer bonus payouts ranging from 102% to 110% of target based, in part, on the overachievement of our revenue, operating income, and regional/unit performance goals; and

•	Approved performance equity vesting levels at 102% of target based on the overachievement of our revenue performance goal.

Based on our review of our business and operational results for the year ended January 31, 2012 compared to our corresponding executive compensation decisions, we believe we successfully operated a “pay for performance” executive compensation program for the year ended January 31, 2012, as further discussed below.  The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosures appearing elsewhere in this proxy statement.

2011 Say-on-Frequency and Say-on-Pay Votes

At our last annual meeting of stockholders held on June 16, 2011, our stockholders approved the recommendation of the board of directors that future stockholder advisory votes on executive compensation should occur once every three years (approved by over 75% of the votes cast) and that the compensation of the named executive officers as disclosed in the associated proxy statement (May 2011 proxy statement) should be approved (say-on-pay) (approved by over 85% of the votes cast).

As discussed in our May 2011 proxy statement, we believe that it is appropriate for Verint stockholder say-on-pay votes to be held every three years.  We believe that executive compensation is properly viewed as a long-term issue which should not be evaluated only on a one-year time horizon.  Moreover, we believe that our status as a controlled company, wherein our majority stockholder maintains a controlling position on our board of directors and has designated two of the four directors on our compensation committee, ensures that the interests of our stockholders are already well represented in our compensation decisions.

Notwithstanding stockholder approval of the June 2011 say-on-pay vote, our compensation committee regularly evaluates our compensation practices in light of, among other things, developments in executive compensation and corporate governance, market trends, and competitive factors.  As part of this process, the compensation committee and stock option committees have recommended, and we have adopted, the introduction of operating income as a second performance goal for officer performance equity awards beginning with our April 2012 equity grant in order to diversify the goals and incorporate a profitability component into the vesting requirements.

Compensation Philosophy and Design

Philosophy and Objectives of Compensation Program

The primary objectives of our executive officer compensation programs are to:

•	attract and retain highly qualified and effective officers by providing a total compensation package that is competitive in the market in which we compete for talent;

•	incentivize our executive officers to execute on our business strategy and our operational and strategic goals and reward the successful achievement of those goals; and

•	align the interests of our officers with those of our stockholders in the creation of shareholder value.

Our executive officer compensation packages have historically been, and continue to be, primarily comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this relatively simple mix of compensation elements allows us to successfully achieve the compensation objectives outlined above, however, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and tools. In recent years, due to our previous extended filing delay period, we have also used supplementary incentives.

We believe a significant portion of each officer’s compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as stock options, restricted stock, or restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued employment is also an effective tool for retaining our officers, aligning their interests with those of our stockholders, and for building long-term commitment to the company.  As further discussed below, our officers and non-employee directors who are compensated by us for their services are also subject to stock ownership guidelines.

Roles and Responsibilities in Determining Executive Compensation

The compensation committee of the board of directors:

•	determines the base salaries and bonus structure for our executive officers;

•	establishes the performance goals that are used to determine how much of an officer’s annual target bonus is ultimately earned;

•	evaluates the company’s and the officer’s performance against these goals when determining actual bonus payments after the conclusion of the applicable performance period; and

•	oversees our employee compensation programs generally, including our long-term incentive programs and any special compensation initiatives.

The stock option committee of the board of directors, comprised solely of independent directors:

•	is responsible for administering our equity compensation programs, including final approval of all equity grants other than to non-employee directors;

•

has approved all equity grants to all personnel since our 2002 initial public offering (except for grants to non-employee directors, which are approved by the full board of directors unless the board of directors delegates such authority to the stock option committee following its review);

•	establishes the performance goals that are used to determine how much of an officer’s performance-based equity award ultimately vests; and

•	evaluates the company’s and the officer’s performance against these goals when determining actual vesting levels after the conclusion of the applicable performance period.

In making its decisions, the stock option committee considers recommendations from the compensation committee.

The compensation committee receives reports from its compensation consultant and/or company counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.  In establishing the compensation packages for our executive officers each year, the compensation committee also reviews the various components and amounts of compensation being considered for each officer through the use of “tally sheets” or similar compensation summaries.

The compensation committee and the stock option committee work closely with each other in determining executive officer compensation. During the year there may also be joint committee meetings to discuss executive compensation.

For the year ended January 31, 2012, the compensation committee engaged Pearl Meyer & Partners (“PM&P”) to prepare a peer group compensation “benchmarking” analysis for our officer compensation packages and to assist the compensation committee in structuring and evaluating proposed officer compensation packages.  Subsequent to the establishment of compensation packages for the year ended January 31, 2012, in September 2011, the compensation committee determined to rotate compensation consultants and engaged Towers Watson as its new consultant.  Towers Watson has advised the compensation committee with respect to, among other things, the payouts of the compensation packages previously approved by the compensation and stock option committees in early 2011 and with respect to the establishment of compensation packages for executive officers for the year ending January 31, 2013 (which are not covered by this proxy statement).

With the compensation committee’s permission or at the compensation committee’s request, selected members of senior management generally work cooperatively with the compensation consultant in preparing proposals for officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management, however, and forms its own views with respect to the recommendations it makes to the compensation committee.  The compensation committee also met in executive session (outside the presence of management) both with and without its compensation consultants during the year ended January 31, 2012.  Any advice provided by PM&P or Towers Watson in the year ended January 31, 2012 with respect to non-officer or director personnel has not exceeded $120,000 in fees and/or has been with respect to broad-based plans that do not discriminate in scope, terms, or operation in favor of our officers or directors and are available generally to all employees.

The Chief Executive Officer also provides input to the compensation committee and the stock option committee, as applicable, on each proposed executive officer compensation package. The Chief Executive Officer’s input to the compensation committee and the stock option committee on the executive officer compensation packages is based, among other things, on his views of each officer’s performance, skills and responsibilities, competitive factors, and internal pay equity considerations. Notwithstanding the Chief Executive Officer’s input, the compensation committee, and in the case of equity compensation, the stock option committee, exercise independent judgment on executive compensation and are solely responsible for final decisions on such matters.

Peer Group

The composition of the peer group used for benchmarking analyses prepared by the compensation consultant for the year ended January 31, 2012 was developed following discussions between the compensation committee, PM&P, and members of senior management. The companies included in the peer group for the year ended January 31, 2012 were selected by the compensation committee from a sampling of publicly traded software and technology companies with businesses similar to ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours. In general, certain of our closest competitors do not fit within these parameters, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data.  During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain consistency from year to year in the results of the benchmarking process.

For compensation for the year ended January 31, 2012, our compensation peer group consisted of:

•	ACI Worldwide, Inc.;

•	Blackboard, Inc.;

•	Cadence Design Systems, Inc.

•	Compuware Corporation;

•	FLIR Systems, Inc.;

•	Informatica Corporation;

•	JDA Software Group, Inc.

•	Lawson Software, Inc.;

•	MICROS Systems, Inc.

•	Nuance Communications, Inc.;

•	Quest Software, Inc.;

•	Salesforce.com, Inc.;

•	Teradata Corporation; and

•	TIBCO Software, Inc.

The compensation peer group for the year ended January 31, 2012 reflects the elimination of Novell, Inc. and Sybase, Inc. from the group due to their acquisition by other companies and the addition of Blackboard, Inc., Cadence Design Systems, Inc., JDA Software Group, Inc., and MICROS Systems, Inc. in their place and to provide a slightly larger and broader set of data points for the new benchmarking analysis.

From time to time, the compensation committee also reviews general industry data, including data on the pay practices of other controlled companies.  This data is used to supplement the peer group data in the compensation committee’s decision making process.

Overview of the Establishment of Officer Compensation for the Year Ended January 31, 2012

Elements of compensation were considered by the compensation committee individually and in the aggregate in its decision making process.  After reviewing the benchmarking analysis, the compensation committee elected to follow its historical practice of initially targeting cash compensation (salary and target bonus) at the 50th percentile of our peer group (for target performance) and equity compensation at the 75th percentile of our peer group (based on dollar value) (for target performance). We believe that targeting cash compensation at the 50th percentile and equity compensation at the 75th percentile of our peer group ensures that we are well positioned to attract and retain the highest caliber of executive officer talent and to properly incentivize our officers consistent with our compensation philosophy and objectives described above. We target equity compensation at a higher percentile than cash compensation because we believe that equity compensation fosters a greater sense of personal investment in our performance, further aligning officer incentives with the interests of our stockholders, and increasing the amount of officer compensation that is “at risk” by virtue of being dependent on our stock price.

Actual cash and equity target award levels for each executive officer are not, however, determined solely based on these guidelines.  In establishing actual cash and equity target award levels, and the mix between cash compensation and equity compensation, the other factors considered by the compensation committee consist of:

•	the officer’s compensation for the previous year;

•	a subjective assessment of the officer’s performance in the previous year;

•	our performance in the previous year;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook, budget, and cash forecast for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of and expense associated with proposed and previously awarded equity grants, including the continued retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.

For the year ended January 31, 2012, we did not target a specific ratio of equity to cash, however, the compensation committee did consider such ratio for each officer in establishing his compensation package.

Subject to the parameters of our compensation philosophy, the compensation committee believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other executive officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other executive officers, in addition to the factors above and benchmarking analyses, the compensation committee is especially mindful of internal pay equity and takes into account differences in the scope of each officer’s responsibilities.

In addition, due to our previous extended filing delay period, in recent years, we placed increased emphasis on executive retention, particularly in sizing equity awards and in considering supplementary incentives in addition to our regular executive officer compensation packages.  See “— Compensation and Awards During Our Previous Extended Filing Delay Period” below for more information.

Elements of Compensation

Base Salary

Base salaries for our executive officers are subject to adjustment annually by the compensation committee as part of its regular compensation review process based on the benchmarking process and the other factors described above, as well as special achievements, promotions, and other facts and circumstances specific to the individual officer. For the year ended January 31, 2012, officer base salaries were increased by 3%, consistent with the average merit increase given to other employees, based on an assessment that cash compensation levels were, in general, already competitive vis-à-vis the January 31, 2012 compensation peer group.

Annual Bonus

Each of our executive officers is eligible to receive an annual cash bonus. As with base salaries, target bonuses are established annually by the compensation committee as part of its regular compensation review process. In establishing target bonuses, in addition to the factors considered as part of the compensation review process generally, the compensation committee also considers the target bonus set forth in the each executive officer’s employment agreement, as well as special achievements, promotions, and other facts and circumstances specific to the individual officer.  Even if an officer’s employment agreement provides for a specified target bonus opportunity (a target bonus opportunity below which an officer may have “good reason” to resign under his employment agreement) and the compensation committee established a target bonus opportunity for such officer, there is no guarantee that the officer will receive an annual bonus payout. Actual bonuses are instead paid based on company and officer performance by reference to pre-defined performance goals established by the compensation committee as part of the regular compensation review process.  The target and actual bonuses for each of our executive officers for the year ended January 31, 2012 are summarized in the table under “— Calculation of Annual Bonus Payouts for the Year Ended January 31, 2012” below.

Performance goals for January 31, 2012 annual bonuses were based on revenue, a measure of profitability (operating income), a measure of cash generation (operating cash flow), and the achievement of management business objectives, which we refer to as MBOs.  For executive officers with responsibility for a specific operating unit, unit revenue and unit profitability goals (contribution margin) are also incorporated into the officer’s performance goals. MBOs are tailored to each officer’s function within the company and are approved by the compensation committee in connection with the establishment of annual bonus plans.  For the year ended January 31, 2012, the MBOs consisted of qualitative/subjective performance goals (such as implementing strategic or compliance plans or achieving expansion, integration, or recruiting goals), as well as additional quantitative goals (such as achievement of operating unit budget targets) for officers with responsibility for a specific operating unit.

The financial performance goals established by the compensation committee for the year ended January 31, 2012 were in the form of a range in which an officer could achieve 60% of his target bonus at the low end of the performance range (or threshold), 100% of his target bonus at the middle of the performance range (target performance), and up to 200% of his target bonus at the high end of the performance range.  For performance below the applicable threshold, the officer was not entitled to any bonus for that goal.  For performance falling between points in the range, the bonus payout was calculated on a linear basis between those points. The compensation committee’s objective in establishing a range was to align the bonus payout with actual performance.  The compensation committee carefully evaluates the proposed financial performance goals, as well as the proposed MBO goals, as part of its annual compensation review process, with a view to setting the financial performance targets (the middle of the performance ranges) and the MBO goals at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is more likely than not that the officer will be unable to reach the goal.

In an effort to satisfy the requirements for deductibility of certain compensation under Section 162(m) of the Internal Revenue Code, for the year ended January 31, 2012, the independent members of the compensation committee established a maximum bonus pool for the executive officers equal to 10% of our budgeted GAAP operating income for the year ended January 31, 2012, which pool was then allocated among the executive officers on a percentage basis. The compensation committee also established target bonuses (below the amounts expected to result from the percentage allocations of the pool) and retained discretion to reduce the percentage allocations of the pool to or below these target bonus amounts based on, among other things, the level of achievement of the performance goals adopted by the compensation committee or the occurrence of extraordinary events, provided that any such adjustments were consistent with and subject to the requirements set forth in Section 162(m) of the Internal Revenue Code and did not result in an actual bonus payout that was less than 80% of the amount such executive officer would receive, if any, if bonuses were based solely on the financial performance goals (in other words, excluding for this purpose the MBO goal).

In establishing target bonuses for the executive officers other than Mr. Bodner, the compensation committee set the target bonus for Messrs. Robinson and Moriah at approximately 60% of base salary and the target bonus for Messrs. Sperling, Parcell, and Fante at 40-50% of base salary. These target bonuses were based on the target bonus specified by the officer’s employment agreement and the regular compensation review process, including the committee’s review of benchmarking data provided by PM&P.  Mr. Bodner’s target bonus was also based on benchmarking data provided by PM&P as part of the regular compensation review process, but was not based on a percentage of his base salary.  For the year ended January 31, 2012, target bonuses were increased by 3% in tandem with the increase in base salaries, based on an assessment that cash compensation levels were, in general, already competitive vis-à-vis the January 31, 2012 compensation peer group.

Consistent with our practice for other United Kingdom (“U.K.”) based employees, in addition to establishing annual performance goals and an annual target bonus for Mr. Parcell, the compensation committee also established quarterly performance goals and a quarterly bonus opportunity for each of the first three quarters of the year for Mr. Parcell.  The quarterly performance goals were set based on our quarterly operating budget and represented milestones towards the achievement of Mr. Parcells’ annual performance goals.  As a result of this structure, Mr. Parcell had the opportunity to earn a portion of his annual bonus over the course of the first three quarters of the year, however, the total quarterly bonus opportunity available to Mr. Parcell was less than 75% of his annual bonus opportunity because Mr. Parcell was not eligible to earn anything towards the achievement of his annual MBO goal under this structure.  Mr. Parcell was also not eligible to receive a payout in excess of 100% of his quarterly bonus opportunity in any quarter (even if the quarterly performance goal was exceeded) and was required to achieve a threshold of 80% of the quarterly performance goal in order to receive any payout for such goal in such quarter.  Quarterly bonus amounts paid to Mr. Parcell were not subject to reduction at year-end, however, the size of Mr. Parcell’s bonus for the fourth quarter was calculated based on his achievement against his annual performance goals and would have been zero had the bonus payments made to him for the first three quarters exceeded the amount he was entitled to under his annual bonus plan (based on his achievement against his annual performance goals).  Because the calculation of Mr. Parcell’s annual bonus payout (and the amount actually award to him by the compensation committee) was in excess of what he earned during the first three quarters of the year, the discussion of Mr. Parcell’s bonus in the remainder of this CD&A and the tables that follow relates to his annual bonus plan and his performance against such plan on an annual basis.

Calculation of Annual Bonus Payouts for the Year Ended January 31, 2012

The following table summarizes the specific approach taken by the compensation committee for establishing annual bonus payouts for each executive officer for the year ended January 31, 2012.  In establishing bonus payouts for the year ended January 31, 2012, particularly the determination of MBO achievement levels, the compensation committee also considered the following key business and operational results for the year ended January 31, 2012:

•	The completion of seven acquisitions, including of Vovici Corporation and GMT; and

•                  The successful refinancing of our credit agreement to, among other things, relax applicable financial covenants and increase our available borrowing capacity.

									Bonus			Payout
		Max %	Target Bonus					Calculated	Plan			Amount
		Bonus			Local	% of	Calculated Achievement Against	Payout	Metric	Payout		Local
Name	Description of Bonus Plan	Pool	$		Currency	Bonus Pool	Performance Goals	Percentage(3)	Weight	Amount $(4)		Currency
Bodner	Bonus based on company revenue, company operating income, operating cash flow, and MBOs.	40.17%	$618,000		N/A	5.6%	Company revenue: 100.2%	101.9%	30%	$644,249		N/A
							Company operating income: 102.8%	106.4%	30%
							Cash Flow: 104.3%	108.7%	20%
							MBO: 100%	100.0%	20%
Robinson	Bonus based on company revenue, company operating income, operating cash flow, and MBOs.	14.23%	$219,000		N/A	2.0%	Company revenue: 100.2%	101.9%	30%	$223,922		N/A
							Company operating income: 102.8%	106.4%	30%
							Cash Flow: 104.3%	108.7%	20%
							MBO: 90%	90.0%	20%
Moriah	Bonus based on company revenue, company operating income, operating cash flow, and MBOs.	14.23%	$219,000		N/A	2.0%	Company revenue: 100.2%	101.9%	30%	$228,302		N/A
							Company operating income: 102.8%	106.4%	30%
							Cash Flow: 104.3%	108.7%	20%
							MBO: 100%	100.0%	20%
Sperling (1)	Bonus based on company revenue, company operating income, unit revenue, unit contribution margin (relating to the unit for which Mr. Sperling was responsible), operating cash flow, and MBOs.	11.75%	$180,700	NIS	638,000	1.6%	Company revenue: 100.2%	101.9%	15%	$178,531	NIS	675,974
							Company operating income: 102.8%	106.4%	15%
							Unit revenue: 102.8%	113.9%	20%
							Unit contribution margin: 102.3%	105.2%	20%
							Cash Flow: 104.3%	108.7%	10%
							MBO: 100%	100.0%	20%
Parcell (2)	Bonus based on company revenue, company operating income, unit revenue, unit contribution margin (relating to the unit for which Mr. Parcell was responsible), operating cash flow, and MBOs.	8.73%	$134,312	£82,400		1.2%	Company revenue: 100.2%	101.9%	15%	$142,520	£90,485
							Company operating income: 102.8%	106.4%	15%
							Unit revenue: 106.9%	127.3%	20%
							Unit contribution margin: 110.5%	121.1%	20%
							Cash Flow: 104.3%	108.7%	10%
							MBO: 90%	90.0%	20%
Fante	Bonus based on company revenue, company operating income, operating cash flow, and MBOs.	10.89%	$167,500		N/A	1.5%	Company revenue: 100.2%	101.9%	30%	$174,614		N/A
							Company operating income: 102.8%	106.4%	30%
							Cash Flow: 104.3%	108.7%	20%
							MBO: 100%	100.0%	20%

(1)

Shown in U.S. dollars for comparative purposes only based on the exchange rate at or about the time of the compensation committee’s compensation review for the year. As noted in the local currency column, Mr. Sperling’s target bonus is set in his local currency and for the year ended January 31, 2012 was NIS 638,000.

(2)

Shown in U.S. dollars for comparative purposes only based on the exchange rate at or about the time of the compensation committee’s compensation review for the year. As noted in the local currency column, Mr. Parcell’s target bonus is set in his local currency and for the year ended January 31, 2012 was £82,400.

(3)	See the “Performance vs. Calculated Payout Matrices” table below for additional information on how the payout percentage was calculated for each goal.

(4)

The U.S. dollar payout amounts for Messrs. Parcell and Sperling are for comparative purposes only and reflect the impact of applicable exchange rates on the applicable payment dates (or date of board approval if payment had not been made as of the date of this proxy statement). The actual payouts for Messrs. Parcell and Sperling are made in local currency and appear in the last column.

Performance vs. Calculated Payout Matrices

(except as noted below, applies to each officer on a goal by goal basis based on the officer’s individualized bonus plan per the table above)

Percentage of Company Revenue Goal Achieved	Payout Percentage (for goal)
Less than 93%	0%
93%	60%
94%	70%
95%	80%
98%	90%
100%	100%
103%	125%
106%	150%
110% or more	200%

Percentage of Company Operating Income Goal Achieved	Payout Percentage (for goal)
Less than 71%	0%
71%	60%
75%	70%
79%	80%
92%	90%
100%	100%
111%	125%
122%	150%
137% or more	200%

Percentage of Company Cash Flow Goal Achieved	Payout Percentage (for goal)
Less than 67%	0%
67%	60%
72%	70%
76%	80%
91%	90%
100%	100%
112%	125%
125%	150%
141% or more	200%

Sperling: Percentage of Unit Revenue Goal Achieved	Payout Percentage (for goal)
Less than 79%	0%
79%	60%
84%	70%
89%	80%
95%	90%
100%	100%
105%	125%
110%	150%
115% or more	200%

Sperling: Percentage of Unit Contribution Margin Goal Achieved	Payout Percentage (for goal)
Less than 53%	0%
53%	60%
64%	70%
75%	80%
89%	90%
100%	100%
111%	125%
123%	150%
134% or more	200%

Parcell: Percentage of Unit Revenue Goal Achieved	Payout Percentage (for goal)
Less than 78%	0%
78%	60%
83%	70%
90%	80%
95%	90%
100%	100%
106%	125%
112%	150%
118% or more	200%

Parcell: Percentage of Unit Contribution Margin Goal Achieved	Payout Percentage (for goal)
Less than 58%	0%
58%	60%
67%	70%
80%	80%
91%	90%
100%	100%
112%	125%
123%	150%
135% or more	200%

In addition to their regular annual bonuses, each of our officers other than Mr. Bodner received payment of the second half of his 2009 retention bonus in April 2011, which equaled $125,000 in the case of Messrs. Robinson, Moriah, and Fante and $100,000 in the case of Messrs. Parcell and Sperling.  See “-Compensation and Awards During Our Previous Extended Filing Delay Period” below for more information.

Equity Awards

Each of our executive officers is eligible to receive an annual equity award. Equity awards for executive officers are normally made as part of our regular annual equity grant process for employees. Annual equity awards are established by the stock option committee based on recommended award levels resulting from the compensation committee’s regular compensation review process, following the establishment of an aggregate award pool by the compensation committee and the stock option committee for all participants in the annual equity grant.  In establishing each officer’s recommended annual equity award, in addition to the factors considered as part of the compensation review process generally, the compensation committee considers the portion of the aggregate pool being allocated to the officers in relation to the other participants and places special focus on internal pay equity among the officers.

Where possible, the board of directors (or the compensation committee or stock option committee) endeavors to establish the grant date well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to grant or schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.

In recent years, we have used RSUs as our preferred form of equity award.  As compared to stock options or stock appreciate rights, we believe that RSUs provide for a superior retentive effect with less potential dilution and achieve greater alignment of employee interests with stockholder interests, particularly in times of volatile equity markets.  The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of board of directors or stock option committee approval.

For the year ended January 31, 2012, annual equity awards for our executive officers were divided evenly between time-vested awards and performance-vested awards, which we believe provides for a good alignment of officer incentives with company performance and a fair balance in the extent to which officer compensation is “at risk” both by being tied to the value of the company’s shares and to the performance of the company’s business.  Time-based equity awards for officers vest in equal portions over a three-year period.  Performance-based equity awards for officers vest in three tranches corresponding to three separate performance periods, each concluding at the end of a fiscal year.  The stock option committee sets the performance goal for each such performance period following the beginning of the applicable performance period.  We believe that waiting until the beginning of the applicable performance period to set the performance goal for that period allows greater precision in tailoring the incentive and retentive effect of these awards than would setting the goals for all periods at the time of grant, however, the compensation committee and stock option committees periodically revisit this element of our plan design.

For the year ended January 31, 2012, the performance goal for each such performance period was revenue and was set at the same level and using the same methodology as described above under “— Elements of Compensation — Annual Bonus” for annual bonus goals.  We have historically used revenue as the sole metric for our performance-based equity awards for simplicity of administration and to incentivize our officers to achieve maximum top line growth.  For equity awards beginning with our April 2012 grant, however, the compensation and stock option committees decided to incorporate operating income as a second performance goal for officer performance equity awards in order to diversify the goals and incorporate a profitability component into the vesting requirements as well.  The revenue performance goal established by the stock option committee for the performance period ended January 31, 2012 was in the form of a range in which an officer could earn 60% of the award for the applicable performance period at the low end of the performance range (or threshold) and 100% of the award at target performance.  As with the officer equity awards approved in the years ended January 31, 2010 and January 31, 2011, the stock option committee also provided for the opportunity to earn in excess of 100% of the target award (up to 200%) in the event actual performance exceeded target performance for the January 31, 2012 performance period.  Performance awards granted in prior years did not provide for such an opportunity to overachieve. For performance that falls between points on the range, the amount earned is calculated on a linear basis between those points.

Calculation of Performance Equity Vesting for the Year Ended January 31, 2012

The stock option committee determines the amount earned by each officer under his outstanding performance equity awards after the results for the applicable performance period are finalized.  The following table summarizes the performance versus payout matrices established by the stock option committee for the performance period ended January 31, 2012, as well as the actual goal achievement and vesting levels for the outstanding performance equity awards:

Performance vs. Payout Matrix (for third tranche of awards approved March 4, 2009 or May 20, 2009)
Opportunity		Payout
Percentage of Revenue Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Revenue Goal Actually Achieved	Percentage of Performance Shares Actually Earned for Period
Less than 93%	0%	100.2%	102.3%
93%	60%
100%	100%
110% or more	200%

Performance vs. Payout Matrix (for second tranche of awards approved March 17, 2010)
Opportunity		Payout
Percentage of Revenue Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Revenue Goal Actually Achieved	Percentage of Performance Shares Actually Earned for Period
Less than 93%	0%	100.2%	102.3%
93%	60%
100%	100%
110% or more	200%

Performance vs. Payout Matrix (for first tranche of awards approved April 12, 2011)
Opportunity		Payout
Percentage of Revenue Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Revenue Goal Actually Achieved	Percentage of Performance Shares Actually Earned for Period
Less than 93%	0%	100.2%	102.3%
93%	60%
100%	100%
110% or more	200%

Differences Between Compensation Metrics and GAAP Metrics

The compensation and stock option committees use the same budget prepared by management and approved by our board of directors for operating our business in establishing the applicable quantitative financial goals for executive officer bonuses and performance-based equity awards.  This operating budget is prepared annually through a highly detailed, bottom-up process involving dozens of employees around the world. In building the budget, we also analyze our transaction pipeline, speak with customers and partners, and consider projected industry growth rates from analysts and other third-party sources. We believe that using the same budget for operating the business and for establishing annual compensation performance goals helps to maximize the alignment between the interests of our executive officers and our stockholders.

Because our budget is an internal tool primarily designed to assist management and the board of directors in understanding and managing the operations of the business, it uses measures of revenue, operating income, and cash flow from operations (operating cash flow) that are different from their generally accepted accounting principles (“GAAP”) counterparts. As a result, because the compensation and stock option committees establish the compensation performance goals using this same budget, these compensation performance goals are also different from their GAAP counterparts.

The following table summarizes the differences between our reported GAAP revenue, operating income, and cash flow from operations and the corresponding measures used for our operating budget and our compensation performance goals, subject to any additional adjustments the compensation or stock option committee may deem appropriate in a particular period.  As noted in the table below, we have historically excluded the expected impact of planned acquisitions in establishing our operating budget and our executive compensation performance goals and have, in turn, eliminated the actual performance of companies acquired during the performance period from our year-end results when assessing achievement against these performance goals, however, the compensation committee and stock option committee may elect to adjust payouts and vesting levels based on our results inclusive of acquisitions or other factors in their discretion.

Budget / Performance Goal Metric	Differences from Corresponding GAAP Metric
Revenue

GAAP revenue excluding the impact of certain extraordinary business transactions and fair value adjustments relating to future support obligations under acquired contracts which would otherwise have been recognized on a stand-alone basis, as well as adjustments for sales concessions related to accounts receivable balances that existed prior to the date of an acquisition.

Operating income

GAAP operating income, adjusted for revenue as described above, and adjustments related to acquisitions including transaction costs, amortization of acquisition-related intangible assets, fair value adjustments to contingent consideration obligations, integration costs, acquisition-related write-downs, impairment of goodwill and intangible assets, and special legal costs and settlement income, as well adjustments for stock-based compensation, expenses related to our previous extended filing delay, and certain other non-cash or non-recurring charges, including restructuring costs.

Operating cash flow

GAAP cash from operations adjusted for professional fees associated with our previous extended filing delay, cash-settled stock awards, cash paid for transaction costs associated with business acquisitions, cash paid for interest on debt, purchases of treasury stock, dividends paid to noncontrolling interest, net cash paid to settle foreign exchange derivative contracts not designated as hedges, effect of exchange rate changes on cash and cash equivalents, cash income received on investments, and certain other non-recurring cash transactions.

Other Pay Elements

Except as described below with respect to our previous extended filing delay period, we do not currently make use of other equity or cash based long-term incentive compensation arrangements, defined-benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and region to region and include:

•	use of a company car or an annual car allowance;

•	fuel reimbursement allowance;

•	an annual allowance for professional legal, tax, or financial advice;

•	certain statutory payments;

•	payments for accrued vacation days (prior to separation from service); and

•	supplemental company-paid life insurance.

Executive officers in the United States also receive the same partial match of their 401(k) contributions as all other U.S. employees. Executive officers in the U.K. receive company contributions to a retirement fund on the same basis as other U.K. employees. Executive officers in Israel receive company contributions to a retirement fund, a severance fund, and a continuing education fund, in each case, on the same basis as other Israeli employees. Executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the country in which the executive officer is employed.

Employment Agreements

Each of our executive officers is party to a formal employment agreement with us.

The following table summarizes the dates that each formal employment agreement or most recent material amendment was signed:

Name	Date of Employment Agreement or Material Amendment
Bodner	• Employment agreement signed on February 23, 2010

Robinson	• Amended and restated employment agreement signed on July 13, 2011

Moriah	• Second amended and restated employment agreement signed on July 13, 2011

Sperling	• Employment agreement signed on July 10, 2011

Parcell	• Initial employment agreement signed on April 16, 2001
• Amended and restated supplemental employment agreement signed on July 13, 2011

Fante	• Second amended and restated employment agreement signed on July 13, 2011

All of the employment agreements and amended employment agreements entered into with our officers since 2006 have been designed in consultation with the compensation committee’s independent compensation consultant at such time.

Clawback Policy

Each of our executive officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated.

Compensation and Awards During Our Previous Extended Filing Delay Period

Due to the protracted length of our previous extended filing delay period, we placed special emphasis on retention in our compensation philosophy during that period. This impacted the sizing of executive officer and other key employee equity awards during that period and also included the use of special retention awards and bonuses, as well as modification of existing awards to improve their retention effect, and ensuring that executive compensation packages were at market levels and contained market terms and conditions, including with respect to severance and change in control benefits.

In 2009, we entered into retention award letter agreements with each of our executive officers other than Mr. Bodner, which provided for the payment of cash bonuses over a two-year period ending in April 2011.  We refer to these cash bonuses as the 2009 retention bonuses.  At Mr. Bodner’s request, the compensation committee did not approve a 2009 retention bonus for him. As with prior retention programs, the 2009 retention bonus program was designed in consultation with the compensation committee’s independent compensation consultant.  The first half of the 2009 retention bonuses was earned and paid in April 2010 and the second half was earned and paid in April 2011.

Stock Ownership Guidelines

On September 7, 2010, our board of directors adopted stock ownership guidelines for our executive officers and non-employee directors who are compensated by us for their services.   We believe these guidelines help to further align the interests of our executive officers and directors with those of our stockholders.  The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	equity equal to five times salary for our Chief Executive Officer;

•	equity equal to three times salary for our other executive officers; and

•	equity equal to three times annual cash retainer for non-employee directors.

There is no specified timeframe for reaching the target ownership levels and no minimum holding periods once shares have been acquired. Officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, including both vested and unvested stock awards, as well as the intrinsic value of vested stock options.

Our insider trading policy prohibits all personnel (including officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year unless such compensation satisfies the Internal Revenue Code’s requirements for qualified performance-based compensation.  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Internal Revenue Code, however, we attempt to satisfy the requirements for deductibility under Section 162(m) wherever possible.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Susan Bowick, Chair Victor DeMarines Howard Safir Shefali Shah* Mark Terrell*

* On March 23, 2012, Mr. Terrell replaced Ms. Shah on the compensation committee following the completion of executive compensation actions for the year ended January 31, 2012.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment

In connection with our annual budgeting process and our annual performance review process, our executive management reviews our compensation policies and practices.  Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions. Our commission plans typically contain provisions allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid. We have also adopted quarter-end guidelines to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period.  In addition, as noted in the “Compensation Discussion and Analysis” above, our officer bonus and performance equity programs are subject to annual maximum payouts and our officer and other executive employment agreements and equity award forms contain clawback provisions.  In light of this review, our executive management believes that our compensation policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent, and do not create risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Tables

Summary Compensation Table for the Year Ended January 31, 2012

The following table lists the annual compensation of our named executive officers for the years ended January 31, 2012, 2011, and 2010.

Name and Principal Position	Year Ended January 31,	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
		($)		($)(1)	($)(2)	($)(2)	($)(3)		($)(4)	($)
Dan Bodner - President and Chief Executive Officer and Corporate Officer	2012	665,000		—	4,497,279	—	644,249		35,036	5,841,564
	2011	637,500		—	3,542,863	—	714,065		28,406	4,922,834
	2010	600,000		—	601,620	—	780,072		41,818	2,023,510
Douglas Robinson - Chief Financial Officer and Corporate Officer	2012	373,250		125,000	1,159,298	—	223,922		14,000	1,895,470
	2011	362,250		125,000	1,032,925	—	252,057		14,000	1,786,232
	2010	354,000		—	218,942	—	276,145		14,000	863,087
Elan Moriah - President, Verint Enterprise Intelligence Solutions and Verint Video Intelligence Solutions and Corporate Officer	2012 2011 2010	373,250 362,250 354,000		125,000 125,000 —	1,176,818 1,032,925 217,129	— — —	228,302 250,655 276,170		16,262 12,643 12,687	1,919,632 1,783,473 859,986
Meir Sperling - President, Verint Communications and Cyber Intelligence Solutions and Corporate Officer	2012 2011 2010	346,411 340,976 317,528	(5)	100,000 100,000 —	1,061,397 971,625 460,590	— — —	178,531 208,759 217,391	(5)	90,236 89,015 82,360	1,776,575 1,710,375 1,077,869
David Parcell - Managing Director, EMEA and Corporate Officer	2012	319,777	(6)	100,000	880,345	—	142,520	(6)	52,090	1,494,732
	2011	306,280		100,000	797,351	—	150,014		50,540	1,404,185
	2010	306,520		—	191,254	—	159,280		57,058	714,112
Peter Fante - Chief Legal Officer, Chief Compliance Officer, and Corporate Officer	2012	342,500		125,000	970,853	—	174,614		15,550	1,628,517
	2011	332,500		125,000	854,720	—	193,393		14,000	1,519,613
	2010	325,000		—	188,194	—	211,288		18,250	742,732

(1)          Includes annual bonuses paid based on general performance reviews by the compensation committee not tied to pre-defined performance goals or other special bonuses, including the 2009 retention bonuses discussed in the “Compensation Discussion and Analysis” above.

(2)          Reflects the aggregate grant date fair value of stock or option awards, as applicable, approved for the executive officer in the applicable fiscal year computed in accordance with applicable accounting standards.  For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the year ended January 31, 2012.  For performance-based awards, the value shown in the table for the year ended January 31, 2012 is based on the achievement of the target level (or probable level) of performance. See the table below entitled “Maximum Grant Date Value of Performance Awards” for the aggregate grant date fair value of these performance awards assuming the highest level of performance had been achieved. The grant date fair value of our annual equity awards has fluctuated significantly from year to year based on significant volatility in our stock price during our previous extended filing delay period, particularly with respect to the awards made in the year ended January 31, 2010.

(3)          Amount represents performance-based annual cash bonuses tied to pre-defined performance goals.  The amounts for Messrs. Parcell and Sperling reflect the impact of applicable exchange rates on the applicable payment dates or dates of Board approval.  See also footnotes 5 and 6.

(4)          See the table below for additional information on “All Other Compensation” amounts for the year ended January 31, 2012. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

(5)          For the year ended January 31, 2012, Mr. Sperling received a salary of NIS 1,305,732 ($346,411 based on an average exchange rate from February 1, 2011 through January 31, 2012 of NIS 1=$0.2653) and was awarded a performance-based bonus of NIS 675,974, which will be paid during the year ended January 31, 2013.  For purposes of this table, Mr. Sperling’s performance-based bonus has been translated into U.S. dollars using the exchange rate in effect on the date of board approval.

(6)          For the year ended January 31, 2012, Mr. Parcell received a salary of £204,500 ($319,777 based on an average exchange rate from February 1, 2011 through January 31, 2012 of £1=$1.5637) and was awarded a performance-based bonus of £90,485 ($142,520), £43,174 of which was paid in installments during the year ended January 31, 2012, and £47,311 of which will be paid during the year ended January 31, 2013.  For purposes of this table, Mr. Parcell’s performance-based bonus has been translated into U.S. dollars using exchange rates in effect on the applicable installment payment dates, and on the date of board approval for the portion of the bonus that had not been paid as of January 31, 2012.

Maximum Grant Date Value of Performance Awards

The following table sets forth the aggregate grant date fair value of the performance awards made to our executive officers during the years ended January 31, 2012, 2011, and 2010 assuming the highest level of performance had been achieved. Fair value is calculated based on the closing price of our common stock on the accounting grant date, which is not always the same as the date the stock option committee approved the grant, and award tranches are also grouped by accounting grant date. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated.

Name	Date of Committee Approval of Grant	Accounting Grant Date	Maximum Possible Shares	Fair Value on Accounting Grant Date
Dan Bodner	4/12/2011 (1st tranche)	4/12/2011	36,000	$1,261,440
	3/17/2010 (2nd tranche)	4/12/2011	50,194	$1,758,798
	3/4/2009 (3rd tranche)	4/12/2011	62,500	$2,190,000
		Total Year Ended 1/31/2012	148,694	$5,210,238

	3/17/2010 (1st tranche)	3/17/2010	50,192	$1,233,719
	3/4/2009 (2nd tranche)	3/17/2010	62,500	$1,536,250
	5/28/2008 (3rd tranche)	3/17/2010	12,500	$307,250
		Total Year Ended 1/31/2011	125,192	$3,077,219

	3/4/2009 (1st tranche)	3/18/2009	62,500	$212,500
	5/28/2008 (2nd tranche)	3/18/2009	12,500	$42,500
	7/2/2007 (3rd tranche)	3/18/2009	18,768	$63,811
		Total Year Ended 1/31/2010	93,768	$318,811

Douglas Robinson	4/12/2011 (1st tranche)	4/12/2011	8,000	$280,320
	3/17/2010 (2nd tranche)	4/12/2011	11,612	$406,884
	3/4/2009 (3rd tranche)	4/12/2011	22,558	$790,432
		Total Year Ended 1/31/2012	42,170	$1,477,637

	3/17/2010 (1st tranche)	3/17/2010	11,612	$285,423
	3/4/2009 (2nd tranche)	3/17/2010	22,556	$554,426
	5/28/2008 (3rd tranche)	3/17/2010	7,520	$184,842
		Total Year Ended 1/31/2011	41,688	$1,024,691

	3/4/2009 (1st tranche)	3/18/2009	22,556	$76,690
	5/28/2008 (2nd tranche)	3/18/2009	7,518	$25,561
	7/2/2007 (3rd tranche)	3/18/2009	4,300	$14,620
		Total Year Ended 1/31/2010	34,374	$116,872

Elan Moriah	4/12/2011 (1st tranche)	4/12/2011	8,250	$289,080
	3/17/2010 (2nd tranche)	4/12/2011	11,612	$406,884
	3/4/2009 (3rd tranche)	4/12/2011	22,558	$790,432
		Total Year Ended 1/31/2012	42,420	$1,486,397

	3/17/2010 (1st tranche)	3/17/2010	11,612	$285,423
	3/4/2009 (2nd tranche)	3/17/2010	22,556	$554,426
	5/28/2008 (3rd tranche)	3/17/2010	7,520	$184,842
		Total Year Ended 1/31/2011	41,688	$1,024,691

	3/4/2009 (1st tranche)	3/18/2009	22,556	$76,690
	5/28/2008 (2nd tranche)	3/18/2009	7,518	$25,561
	7/2/2007 (3rd tranche)	3/18/2009	3,768	$12,811
		Total Year Ended 1/31/2010	33,842	$115,063

Name	Date of Committee Approval of Grant	Accounting Grant Date	Maximum Possible Shares	Fair Value on Accounting Grant Date
Meir Sperling	4/12/2011 (1st tranche)	4/12/2011	7,582	$265,673
	3/17/2010 (2nd tranche)	4/12/2011	10,198	$357,338
	3/4/2009 (3rd tranche)	4/12/2011	20,050	$702,552
		Total Year Ended 1/31/2012	37,830	$1,325,563

	3/17/2010 (1st tranche)	4/17/2010	10,198	$250,667
	5/20/2009 (2nd tranche)	3/17/2010	20,050	$492,829
	5/28/2008 (3rd tranche)	3/17/2010	6,684	$164,293
		Total Year Ended 1/31/2011	36,932	$907,789

	5/20/2009 (1st tranche)	6/20/2009	20,050	$212,530
	5/28/2008 (2nd tranche)	3/18/2009	6,683	$22,722
	7/2/2007 (3rd tranche)	3/18/2009	3,768	$12,811
		Total Year Ended 1/31/2010	30,501	$248,063

David Parcell	4/12/2011 (1st tranche)	4/12/2011	5,582	$195,593
	3/17/2010 (2nd tranche)	4/12/2011	7,866	$275,625
	3/4/2009 (3rd tranche)	4/12/2011	20,050	$702,552
		Total Year Ended 1/31/2012	33,498	$1,173,770

	3/17/2010 (1st tranche)	3/17/2010	7,864	$193,297
	3/4/2009 (2nd tranche)	3/17/2010	20,050	$492,829
	5/28/2008 (3rd tranche)	3/17/2010	6,684	$164,293
		Total Year Ended 1/31/2011	34,598	$850,419

	3/4/2009 (1st tranche)	3/18/2009	20,050	$68,170
	5/28/2008 (2nd tranche)	3/18/2009	6,683	$22,722
	7/2/2007 (3rd tranche)	3/18/2009	2,834	$9,636
		Total Year Ended 1/31/2010	29,567	$100,528

Peter Fante	4/12/2011 (1st tranche)	4/12/2011	6,582	$230,633
	3/17/2010 (2nd tranche)	4/12/2011	9,032	$316,481
	3/4/2009 (3rd tranche)	4/12/2011	20,050	$702,552
		Total Year Ended 1/31/2012	35,664	$1,249,667

	3/17/2010 (1st tranche)	3/17/2010	9,032	$222,007
	3/4/2009 (2nd tranche)	3/17/2010	20,050	$492,829
	5/28/2008 (3rd tranche)	3/17/2010	6,684	$164,293
		Total Year Ended 1/31/2011	35,766	$879,128

	3/4/2009 (1st tranche)	3/18/2009	20,050	$68,170
	5/28/2008 (2nd tranche)	3/18/2009	6,683	$22,722
	7/2/2007 (3rd tranche)	3/18/2009	1,934	$6,576
		Total Year Ended 1/31/2010	28,667	$97,468

All Other Compensation Table

Name	Employer Retirement Contribution	Severance Fund Contribution	Study Fund Contribution	Car Allowance or Cost of Company Car Plus Fuel Allowance	Professional Advice Allowance	Accrued Vacation Payout	Statutory Recreation Payment	Supplemental Life Insurance	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Dan Bodner	2,000	—	—	10,383	16,553	—	—	6,100	35,036
Douglas Robinson	2,000	—	—	12,000	—	—	—	—	14,000
Elan Moriah	2,000	—	—	14,262	—	—	—	—	16,262
Meir Sperling (1)	19,226	29,637	25,981	14,617	—	—	775	—	90,236
David Parcell (2)	19,515	—	—	26,514	—	6,061	—	—	52,090
Peter Fante	2,000	—	—	12,000	1,550	—	—	—	15,550

(1)          For the year ended January 31, 2012, Mr. Sperling received a company contribution to his retirement fund of NIS 72,468 ($19,226), to his severance fund of NIS 111,712 ($29,637), to his study fund of NIS 97,930 ($25,981), use of a company car plus a fuel reimbursement allowance which cost us NIS 55,097 ($14,617) for the period, and a statutory recreation payment of NIS 2,920 ($775). For purposes of this table, all amounts have been translated into U.S. dollars based on an average exchange rate from February 1, 2011 through January 31, 2012 of NIS 1=$0.2653.

(2)          For the year ended January 31, 2012, Mr. Parcell received a company contribution to his retirement fund of £12,480 ($19,515), use of a company car plus a fuel reimbursement allowance which cost us £16,956 ($26,514) for the period, and payout of accrued vacation of £3,846 ($6,061). For purposes of this table, all amounts have been translated into U.S. dollars based on an average exchange rate from February 1, 2011 through January 31, 2012 of £1=$1.5637.

Grants of Plan-Based Awards for the Year Ended January 31, 2012

The following table sets forth information concerning equity and other plan-based grants to our named executive officers during the year ended January 31, 2012.  The table also contains information for awards approved in prior years to the extent that the performance goal for the applicable tranche of such awards was established in the year ended January 31, 2012.

Name	Type of Award	Date of Committee Approval of Grant	Accounting Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Accounting Grant Date Fair Value of Stock and Option Awards
					Threshold	Target	Max	Threshold	Target	Max
					($)(1)	($)	($)	(#)(10)	(#)	(#)	(#)	(2)
Dan Bodner	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	54,000	$1,892,160
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				10,800	18,000	36,000		$630,720
		4/12/2011	3/22/2012	(9)				10,800	18,000	36,000		$529,020
		4/12/2011	n/a	(9)				n/a	18,000	36,000		n/a
		3/17/2010	4/12/2011	(9)				15,058	25,097	50,194		$879,399
		3/4/2009	4/12/2011	(9)	—	—	—	18,750	31,250	62,500	—	$1,095,000
	Annual Bonus for Year Ended 1/31/12	n/a	n/a		296,640	618,000	1,112,400	—	—	—	—	—
Douglas Robinson	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	12,000	$420,480
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				2,400	4,000	8,000		$140,160
		4/12/2011	3/22/2012	(9)				2,400	4,000	8,000		$117,560
		4/12/2011	n/a	(9)				n/a	4,000	8,000		n/a
		3/17/2010	4/12/2011	(9)				3,484	5,806	11,612		$203,442
		3/4/2009	4/12/2011	(9)	—	—	—	6,767	11,279	22,558	—	$395,216
	Annual Bonus for Year Ended 1/31/12	n/a	n/a		105,120	219,000	394,200	—	—	—	—	—
Elan Moriah	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	12,375	$433,620
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				2,475	4,125	8,250		$144,540
		4/12/2011	3/22/2012	(9)				2,475	4,125	8,250		$121,234
		4/12/2011	n/a	(9)				n/a	4,125	8,250		n/a
		3/17/2010	4/12/2011	(9)				3,484	5,806	11,612		$203,442
		3/4/2009	4/12/2011	(9)	—	—	—	6,767	11,279	22,558	—	$395,216
	Annual Bonus for Year Ended 1/31/12	n/a	n/a		105,120	219,000	394,200	—	—	—	—	—

Name	Type of Award	Date of Committee Approval of Grant	Accounting Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Accounting Grant Date Fair Value of Stock and Option Awards
					Threshold	Target	Max	Threshold	Target	Max
					($)(1)	($)	($)	(#)(10)	(#)	(#)	(#)	(2)
Meir Sperling	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	11,375	$398,580
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				2,275	3,791	7,582		$132,837
		4/12/2011	3/22/2012	(9)				2,275	3,792	7,584		$111,447
		4/12/2011	n/a	(9)				n/a	3,792	7,584		n/a
		3/17/2010	4/12/2011	(9)				3,059	5,099	10,198		$178,669
		5/20/2009	4/12/2011	(9)	—	—	—	6,015	10,025	6,684	—	$351,276
	Annual Bonus for Year Ended 1/31/12 (7)	n/a	n/a		86,736	180,700	325,260	—	—	—	—	—
David Parcell	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	8,375	$293,460
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				1,675	2,791	5,582		$97,797
		4/12/2011	3/22/2012	(9)				1,675	2,792	5,584		$82,057
		4/12/2011	n/a	(9)				n/a	2,792	5,584		n/a
		3/17/2010	4/12/2011	(9)				2,360	3,933	7,866		$137,812
		3/4/2009	4/12/2011	(9)	—	—	—	6,015	10,025	6,684	—	$351,276
	Annual Bonus for Year Ended 1/31/12 (8)	n/a	n/a		64,470	134,312	241,762	—	—	—	—	—
Peter Fante	RSU (Time-vested grant)(3)	4/12/2011	4/12/2011		—	—	—	—	—	—	9,875	$346,020
	RSU (Performance-vested grant)(4)(5)(6)	4/12/2011	4/12/2011	(9)				1,975	3,291	6,582		$115,317
		4/12/2011	3/22/2012	(9)				1,975	3,292	6,584		$96,752
		4/12/2011	n/a	(9)				n/a	3,292	6,584		n/a
		3/17/2010	4/12/2011	(9)				2,710	4,516	9,032		$158,241
		3/4/2009	4/12/2011	(9)	—	—	—	6,015	10,025	6,684	—	$351,276
	Annual Bonus for Year Ended 1/31/12	n/a	n/a		80,400	167,500	301,500	—	—	—	—	—

(1)   The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved and assuming that MBO achievement is zero. If minimum financial performance goals are not achieved and MBO achievement is zero, the bonus payable to the executive officer would be zero.

(2)   The accounting grant date fair value of equity awards is based on the target number of shares and calculated using the closing price of our common stock on the accounting grant date, which is not always the same as the date the stock option committee approved the grant. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated.  For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the year ended January 31, 2012.

The following table summarizes the grant date fair value of the performance-vested equity awards in the table above for which an accounting grant date was established during the year ended January 31, 2012, based on the target number of shares (probable outcome) and calculated using the closing price of our common stock on, as applicable, March 4, 2009 ($4.15), May 20, 2009 ($7.80), March 17, 2010 ($24.58), and April 12, 2011 ($35.04), the dates the stock option committee approved the grants.

Name	Date of Committee Approval of Grant	Accounting Grant Date	Target Shares	Fair Value on Date of Committee Approval of Grant
Dan Bodner	4/12/11 (1st tranche)	4/12/2011	18,000	$630,720
	3/17/2010 (2nd tranche)	4/12/2011	25,097	$616,884
	3/4/2009 (3rd tranche)	4/12/2011	31,250	$129,688
		Total Year Ended 1/31/2012	74,347	$1,377,292

Douglas Robinson	4/12/11 (1st tranche)	4/12/2011	4,000	$140,160
	3/17/2010 (2nd tranche)	4/12/2011	5,806	$142,711
	3/4/2009 (3rd tranche)	4/12/2011	11,279	$46,808
		Total Year Ended 1/31/2012	21,085	$329,679

Elan Moriah	4/12/11 (1st tranche)	4/12/2011	4,125	$144,540
	3/17/2010 (2nd tranche)	4/12/2011	5,806	$142,711
	3/4/2009 (3rd tranche)	4/12/2011	11,279	$46,808
		Total Year Ended 1/31/2012	21,210	$334,059

Meir Sperling	4/12/11 (1st tranche)	4/12/2011	3,791	$132,837
	3/17/2010 (2nd tranche)	4/12/2011	5,100	$125,358
	5/20/2009 (3rd tranche)	4/12/2011	10,025	$78,195
		Total Year Ended 1/31/2012	18,916	$336,390

David Parcell	4/12/11 (1st tranche)	4/12/2011	2,791	$97,797
	3/17/2010 (2nd tranche)	4/12/2011	3,933	$96,673
	5/20/2009 (3rd tranche)	4/12/2011	10,025	$41,604
		Total Year Ended 1/31/2012	16,749	$236,074

Peter Fante	4/12/11 (1st tranche)	4/12/2011	3,291	$115,317
	3/17/2010 (2nd tranche)	4/12/2011	4,516	$111,003
	5/20/2009 (3rd tranche)	4/12/2011	10,025	$41,604
		Total Year Ended 1/31/2012	17,832	$267,924

(3)          The April 12, 2011 time-based awards vest 1/3 on June 15, 2012, 1/3 on June 15, 2013, and 1/3 on June 15, 2014.

(4)          The April 12, 2011 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2011 through January 31, 2012, but no earlier than June 15, 2012, 1/3 upon the determination of such achievement for the period from February 1, 2012 through January 31, 2013, but no earlier than June 15, 2013, and 1/3 upon the determination of such achievement for the period from February 1, 2013 through January 31, 2014, but no earlier than June 15, 2014.

(5)          The March 17, 2010 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2010 through January 31, 2011, 1/3 upon the determination of such achievement for the period from February 1, 2011 through January 31, 2012, and 1/3 upon the determination of such achievement for the period from February 1, 2012 through January 31, 2013 (provided that, with respect to the period from February 1, 2012 through January 31, 2013, no such determination by the stock option committee will be final until on or after the third anniversary of the date the award was approved).

(6)          The March 4, 2009 and May 20, 2009 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2009 through January 31, 2010, 1/3 upon the determination of such achievement for the period from February 1, 2010 through January 31, 2011, and 1/3 upon the determination of such achievement for the period from February 1, 2011 through January 31, 2012 (provided that, with respect to the period from February 1, 2011 through January 31, 2012, no such determination by the stock option committee will be final until on or after the third anniversary of the date the award was approved).

(7)          On March 24, 2011 the compensation committee approved threshold, target, and maximum bonus awards for Mr. Sperling of NIS 306,240, NIS 638,000, and NIS 1,148,400, respectively ($86,736, $180,700, and $325,260 based on a March 24, 2011 exchange rate of NIS1=$0.2832).

(8)          On March 24, 2011, the compensation committee approved threshold, target, and maximum bonus awards for Mr. Parcell of £39,552, £82,400, and £148,320, respectively ($64,470, $134,312, and $241,762 based on a March 24, 2011 exchange rate of £1=$1.63).

(9)          Each performance award contains three equal tranches which vest based on three separate performance periods. Dates correspond to the accounting grant date applicable to the first, second, and third tranches, respectively.  The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated. Tranches for which performance goals have not yet been established do not yet have an accounting grant date.

(10)    Represents the threshold number of shares that were available to be earned in the applicable performance   period. Tranches for which performance goals have not yet been established do not yet have a threshold award level, but all awards are subject to a 200% maximum payout level. The following table summarizes the actual number of shares earned for each of the performance periods that have already been completed. If the minimum performance goal is not achieved in any performance period, no shares are earned for that period.

Performance Grant Approved March 4, 2009 or May 20, 2009
Name	Actual Shares Earned for 1/31/10 Performance Period	Actual Shares Earned for 1/31/11 Performance Period	Actual Shares Earned for 1/31/12 Performance Period
Dan Bodner	50,505	36,407	31,966
Douglas Robinson	18,227	13,139	11,537
Elan Moriah	18,227	13,139	11,537
Meir Sperling	16,202	11,679	10,254
David Parcell	16,202	11,679	10,254
Peter Fante	16,202	11,679	10,254

Performance Grant Approved March 17, 2010
Name		Actual Shares Earned for 1/31/11 Performance Period	Actual Shares Earned for 1/31/12 Performance Period
Dan Bodner		29,237	25,672
Douglas Robinson		6,764	5,939
Elan Moriah		6,764	5,939
Meir Sperling		5,940	5,215
David Parcell		4,580	4,023
Peter Fante		5,261	4,619

Performance Grant Approved April 12, 2011
Name			Actual Shares Earned for 1/31/12 Performance Period
Dan Bodner			18,412
Douglas Robinson			4,091
Elan Moriah			4,219
Meir Sperling			3,877
David Parcell			2,854
Peter Fante			3,366

Further Information Regarding Summary Compensation Table for the Year Ended January 31, 2012 and Grants of Plan-Based Awards Table for the Year Ended January 31, 2012

As of the date of this proxy statement, each of our executive officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “— Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.

The agreements with our U.S. executive officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). The agreements with our non-U.S. executive officers do not provide for a fixed term.  Failure to renew the agreements constitutes good reason for resignation under the agreements with our U.S. officers other than Mr. Bodner and constitutes a termination without cause under the agreement with Mr. Bodner.

Narrative to Summary Compensation Table for the Year Ended January 31, 2012

As discussed in the “Compensation Discussion and Analysis” above, each employment agreement provides for an annual base salary, target bonus (subject to the achievement of performance goals), and certain perquisites. Although target bonuses are specified in each employment agreement, bonuses are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2012, the target bonuses specified by the employment agreements were as follows: $600,000 (for Mr. Bodner), $219,000 (for Mr. Robinson), $167,500 (for Mr. Fante), $219,000 (for Mr. Moriah), NIS 638,000 (for Sperling), and £82,400 (for Mr. Parcell).  Other than in the case of Mr. Bodner whose employment agreement was signed in February 2010, all of the other officers entered into new or amended employment agreements in July 2011 which updated their contractual target bonuses to match the target bonuses established for them by the compensation committee in March 2011.  As of January 31, 2012, the target bonuses for Mr. Sperling and Mr. Parcell corresponded to $172,260 based on an exchange rate of NIS 1=$0.27 on such date in the case of Mr. Sperling and $129,846 based on an exchange rate of £1=$1.5758 on such date in the case of Mr. Parcell.  Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the officer’s employment agreement (if any) and the target bonus from the previous year.

The grant date fair value of our annual equity awards has fluctuated significantly from year to year based on significant volatility in our stock price during our previous extended filing delay period, particularly with respect to the awards made in the year ended January 31, 2010.

Narrative to “All Other Compensation” Table

We provide a limited amount of perquisites to our executive officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance. Messrs. Sperling and Parcell are entitled to an annual allowance for fuel reimbursement. Messrs. Bodner, Robinson, and Fante are entitled to an annual allowance for legal, tax, or accounting advice. In some years, Messrs. Parcell and Sperling have received reimbursement of a modest amount of legal or tax advice as agreed by us on a case by case basis in connection with proposed modifications of their employment arrangements. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the country in which the executive officer is employed. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy.

Executive officers in the U.S. receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

In the case of Mr. Parcell, we contribute a percentage of his base salary to a retirement fund on the same basis as other U.K. employees. Under the retirement fund Mr. Parcell, can elect to contribute a percentage of his monthly salary to the fund, which is administered by an outside third party, similar to a 401(k) plan. If he elects to contribute 3% or less of his salary, we contribute an amount equal to 4% of his salary. If he elects to contribute 4% of salary, our contribution is 5%. If he elects to contribute 5% or more, our contribution is 6%. Our contributions are incremental to his salary and are paid by us directly to the third-party provider.

Like all Israeli employees, under Israeli law, Mr. Sperling is entitled to severance pay equal to one month’s salary for each year of employment upon termination without cause (as defined in the Israel Severance Pay Law). To satisfy this requirement, for all Israeli employees, including Mr. Sperling, we make contributions on behalf of the employee to a severance fund. This severance fund is often part of a larger provident fund which also includes a retirement fund and in some cases an insurance component.  Each employee can elect to contribute an amount equal to between 5% and 7% of his or her monthly salary to the retirement fund. We contribute an amount equal to between 5% and 7.5% of the employee’s monthly salary to the retirement fund (or other provident fund) plus an additional amount equal to 8.33% of the employee’s monthly salary to the severance fund. The employee is not required to contribute anything towards the severance fund. Our contributions are incremental to the employee’s base salary and, except as noted below, are paid by us directly to the third-party plan administrator. Applicable tax law permits allocations made by the employer to the retirement fund to be made on a tax-free basis up to a limit set by applicable Israeli tax regulations. Under local Israeli company policy, the employee may request that any company contributions in excess of this limit be made directly to him or her rather than being placed in the retirement fund. For executives like Mr. Sperling, if the amount in the severance fund is insufficient to cover the required statutory payment under Israeli labor law at the time of a termination event, we are obligated to supplement the amounts in the severance fund.

In addition, all Israeli employees, including Mr. Sperling, are also entitled to participate in a continuing education fund, often referred to as a study fund. The continuing education fund is a savings fund from which the employee can withdraw on a tax-free basis for any purpose after six years, irrespective of his or her employment status with us. Each month, eligible employees contribute 2.5%, and we contribute 7.5%, of the employee’s base salary to the study fund. Applicable tax law permits a portion of the company contributions to the study fund to be made tax-free. Under local Israeli company policy, the employee may request that any company contributions in excess of this limit be made directly to him or her rather than being placed in the fund. Our contributions are incremental to the employee’s base salary and, except as noted above, are paid by us directly to the third-party plan administrator.

Under applicable Israeli law, each employee who has completed at least one year of service is paid a small annual amount for recreation based on the employee’s tenure and a per-diem rate published by the government. Under local Israeli company policy, our Israeli employees are also entitled to receive a cash payment in exchange for vacation days in accordance with the terms of the policy.

Outstanding Equity Awards at January 31, 2012

The following table sets forth information regarding various equity awards held by our named executive officers as of January 31, 2012. The market value of all RSU and restricted stock awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2012 ($28.28 on January 31, 2012).

			Option Awards				Stock Awards
Name	Date of Committee Approval of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dan Bodner	3/5/2003	(1)	5,882	—	17.00	3/5/2013	—	—	—	—
	12/12/2003	(1)	37,200	—	23.00	12/12/2013	—	—	—	—
	12/9/2004	(1)	80,000	—	35.11	12/9/2014	—	—	—	—
	1/11/2006	(1)	88,000	—	34.40	1/11/2016	—	—	—	—
	3/4/2009	(2)	—	—	—	—	31,250	883,750	—	—
	3/4/2009	(3)	—	—	—	—	31,966	903,998	—	—
	3/17/2010	(4)	—	—	—	—	50,194	1,419,486	—	—
	3/17/2010	(5)	—	—	—	—	25,672	726,004	25,097	709,743
	4/12/2011	(6)	—	—	—	—	54,000	1,527,120	—	—
	4/12/2011	(7)	—	—	—	—	18,412	520,691	36,000	1,018,080
Douglas Robinson	3/4/2009	(2)	—	—	—	—	11,279	318,970	—	—
	3/4/2009	(3)	—	—	—	—	11,537	326,266	—	—
	3/17/2010	(4)	—	—	—	—	11,613	328,416	—	—
	3/17/2010	(5)	—	—	—	—	5,939	167,955	5,807	164,222
	4/12/2011	(6)	—	—	—	—	12,000	339,360	—	—
	4/12/2011	(7)	—	—	—	—	4,091	115,693	8,000	226,240
Elan Moriah	12/12/2003	(1)	18,750	—	23.00	12/12/2013	—	—	—	—
	12/9/2004	(1)	25,000	—	35.11	12/9/2014	—	—	—	—
	1/11/2006	(1)	20,000	—	34.40	1/11/2016	—	—	—	—
	3/4/2009	(2)	—	—	—	—	11,279	318,970	—	—
	3/4/2009	(3)	—	—	—	—	11,537	326,266	—	—
	3/17/2010	(4)	—	—	—	—	11,613	328,416	—	—
	3/17/2010	(5)	—	—	—	—	5,939	167,955	5,807	164,222
	4/12/2011	(6)	—	—	—	—	12,375	349,965	—	—
	4/12/2011	(7)	—	—	—	—	4,219	119,313	8,250	233,310
Meir Sperling	12/9/2004	(1)	25,000	—	35.11	12/9/2014	—	—	—	—
	1/11/2006	(1)	20,000	—	34.40	1/11/2016	—	—	—	—
	5/20/2009	(2)	—	—	—	—	10,025	283,507	—	—
	5/20/2009	(3)	—	—	—	—	10,254	289,983	—	—
	3/17/2010	(4)	—	—	—	—	10,199	288,428	—	—
	3/17/2010	(5)	—	—	—	—	5,215	147,480	5,100	144,228
	4/12/2011	(6)	—	—	—	—	11,375	321,685	—	—
	4/12/2011	(7)	—	—	—	—	3,877	109,642	7,584	214,476
David Parcell	12/9/2004	(1)	20,000	—	35.11	12/9/2014	—	—	—	—
	3/4/2009	(2)	—	—	—	—	10,025	283,507	—	—
	3/4/2009	(3)	—	—	—	—	10,254	289,983	—	—
	3/17/2010	(4)	—	—	—	—	7,866	222,450	—	—
	3/17/2010	(5)	—	—	—	—	4,023	113,770	3,933	111,225
	4/12/2011	(6)	—	—	—	—	8,375	236,845	—	—
	4/12/2011	(7)	—	—	—	—	2,854	80,711	5,584	157,916
Peter Fante	12/12/2003	(1)	67	—	23.00	12/12/2013	—	—	—	—
	12/9/2004	(1)	20,000	—	35.11	12/9/2014	—	—	—	—
	3/4/2009	(2)	—	—	—	—	10,025	283,507	—	—
	3/4/2009	(3)	—	—	—	—	10,254	289,983	—	—
	3/17/2010	(4)	—	—	—	—	9,032	255,425	—	—
	3/17/2010	(5)	—	—	—	—	4,619	130,625	4,516	127,712
	4/12/2011	(6)	—	—	—	—	9,875	279,265	—	—
	4/12/2011	(7)	—	—	—	—	3,366	95,190	6,584	186,196

(1)          This award was fully vested at January 31, 2012.

(2)          The March 4, 2009 time-based awards vest 1/3 on April 12, 2010, 1/3 on April 12, 2011, and 1/3 on April 12, 2012. The May 20, 2009 time-based awards vest 1/3 on April 12, 2010, 1/3 on April 12, 2011, and 1/3 on May 20, 2012.

(3)          The March 4, 2009 and May 20, 2009 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2009 through January 31, 2010, 1/3 upon the determination of such achievement for the period from February 1, 2010 through January 31, 2011, and 1/3 upon the determination of such achievement for the period from February 1, 2011 through January 31, 2012 (provided that, with respect to the period from February 1, 2011 through January 31, 2012, no such determination by the stock option committee will be final until on or after the third anniversary of the date the award was approved). The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals except with respect to tranches for which the performance period had been completed as of January 31, 2012 (and the number of such overachievement shares could be calculated). For tranches corresponding to the January 31, 2012 performance period, the table shows the number of shares ultimately earned in the column entitled “Number of Shares or Units of Stock That Have Not Vested” because the performance period had been completed as of January 31, 2012, however, the determination of the number of shares earned (and the vesting thereof) did not occur until after the conclusion of the performance period. See the table entitled “Maximum Grant Date Value of Performance Awards” and the table entitled “Grants of Plan-Based Awards for the Year Ended January 31, 2012” for more information.

(4)          The March 17, 2010 time-based awards vest 1/3 on April 4, 2011, 1/3 on April 4, 2012, and 1/3 on April 4, 2013.

(5)          The March 17, 2010 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2010 through January 31, 2011, 1/3 upon the determination of such achievement for the period from February 1, 2011 through January 31, 2012, and 1/3 upon the determination of such achievement for the period from February 1, 2012 through January 31, 2013 (provided that, with respect to the period from February 1, 2012 through January 31, 2013, no such determination by the stock option committee will be final until on or after the third anniversary of the date the award was approved). The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals except with respect to tranches for which the performance period had been completed as of January 31, 2012 (and the number of such overachievement shares could be calculated). For tranches corresponding to the January 31, 2012 performance period, the table shows the number of shares ultimately earned in the column entitled “Number of Shares or Units of Stock That Have Not Vested” because the performance period had been completed as of January 31, 2012, however, the determination of the number of shares earned (and the vesting thereof) did not occur until after the conclusion of the performance period. See the table entitled “Maximum Grant Date Value of Performance Awards” and the table entitled “Grants of Plan-Based Awards for the Year Ended January 31, 2012” for more information.

(6)          The April 12, 2011 time-based awards vest 1/3 on June 15, 2012, 1/3 on June 15, 2013, and 1/3 on June 15, 2014.

(7)          The April 12, 2011 performance awards vest 1/3 upon the stock option committee’s determination of our achievement of specified revenue targets (set by the stock option committee for the relevant performance period) for the period from February 1, 2011 through January 31, 2012, but no earlier than June 15, 2012, 1/3 upon the determination of such achievement for the period from February 1, 2012 through January 31, 2013, but no earlier than June 15, 2013, and 1/3 upon the determination of such achievement for the period from February 1, 2013 through January 31, 2014, but no earlier than June 15, 2014.  The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals except with respect to tranches for which the performance period had been completed as of January 31, 2012 (and the number of such overachievement shares could be calculated). For tranches corresponding to the January 31, 2012 performance period, the table shows the number of shares ultimately earned in the column entitled “Number of Shares or Units of Stock That Have Not Vested” because the performance period had been completed as of January 31, 2012, however, the determination of the number of shares earned (and the vesting thereof) did not occur until after the conclusion of the performance period. See the table entitled “Maximum Grant Date Value of Performance Awards” and the table entitled “Grants of Plan-Based Awards for the Year Ended January 31, 2012” for more information.

(8)          Includes time-based awards and performance-based awards for which the performance goals had been established by the compensation committee as of January 31, 2012.

(9)          Includes performance-based awards for which the performance goals had not yet been established by the compensation committee as of January 31, 2012.

As a result of our inability to file required SEC reports during our previous extended filing delay period, we ceased using our Registration Statement on Form S-8 to make equity grants to employees and were unable to seek stockholder approval of a new equity plan or additional plan capacity under our existing equity plans during such period.  As a result of these constraints, we granted equity awards to our officers during this period in reliance upon a private placement exemption from the federal securities laws and placed special “compliance” vesting conditions on some of these awards which overrode the regular time-vesting or performance-vesting schedule of the awards. These compliance vesting conditions required that we be both current with our SEC filings and that our common stock be re-listed on NASDAQ or another nationally recognized exchange for the awards to vest.  Some of these awards also required that we have received stockholder approval of a new equity compensation plan or have additional share capacity under an existing stockholder-approved equity compensation plan for the awards to vest.  During the year ended January 31, 2010, we entered into amendments with most of our officers to remove many of these compliance vesting conditions, and on October 5, 2010, the last of these vesting conditions was satisfied in connection with the approval of a new equity incentive plan by our stockholders.  For our U.S. executive officers, these amendments also provide for a delay in the delivery of the shares underlying these awards until the resale of such shares is covered by an effective registration statement and until the conclusion of any company-imposed trading blackout the officer may be subject to at the time such shares would otherwise be delivered, subject to limitations imposed by Section 409A of the Internal Revenue Code.  Similar provisions also appear in some of our officer equity award agreements.  On March 25, 2011, the board of directors waived the resale requirement relating to the shares being subject to an effective registration statement to permit the officers to sell shares under Rule 144 under the Securities Act.

Option Exercises and Stock Vesting During the Year Ended January 31, 2012

The following table sets forth information regarding option exercises and stock award vestings for our named executive officers during the year ended January 31, 2012.  The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise.  The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See the table entitled “Outstanding Equity Awards at January 31, 2012” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Dan Bodner	50,753	1,028,782	134,490	4,883,908
Douglas Robinson	—	—	44,507	1,614,685
Elan Moriah	4,892	132,832	52,026	1,825,819
Meir Sperling	—	—	46,110	1,652,427
David Parcell	—	—	43,583	1,559,762
Peter Fante	—	—	38,165	1,384,014

Executive Officer Severance Benefits and Change in Control Provisions

As of the date of this proxy statement, each of our executive officers is party to an employment agreement with us. The following is a summary of the severance and change in control provisions of these employment agreements as of the date of this proxy statement. The following also summarizes related benefits that our non-U.S. executive officers may be entitled to under local law.  This is not a complete summary of the officer employment agreements.

Provisions of Executive Officer Agreements

Each of the employment agreements with our executive officers provides for an annual base salary and a performance-based bonus target.

Severance or Advance Notice Not in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.

Our U.S. executive officers other than Mr. Bodner are entitled to 12 months of severance consisting of base salary and reimbursement of health insurance premiums.

Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and 18 months of severance consisting of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.

Mr. Parcell is entitled to a 180 day advance notice period (during which all of his regular compensation and benefits would be payable) and 6 months of severance consisting of base salary.

Mr. Sperling is entitled to a 90 day advance notice period (during which all of his regular compensation and benefits would be payable), which subsumes the minimum notice period required under Israeli law for all Israeli employees, and 12 months of severance consisting of base salary and reimbursement of health insurance premiums.

As discussed under “— Narrative to ‘All Other Compensation’ Table” above, Mr. Sperling is also entitled to severance pay equal to one month’s salary for each year of employment upon termination without cause (as defined in the Israel Severance Pay Law) under Israeli law applicable to all Israeli employees. We make payments into a severance fund to secure this severance obligation during the course of Mr. Sperling’s employment and, unless there is a shortfall as described under “— Potential Payments Upon Termination or Change in Control”, we are not responsible for any payments at the time of a qualifying termination. As a result, these amounts are included in the table entitled “Summary Compensation Table for the Year Ended January 31, 2012” above, but not in the table entitled “Potential Payments Upon Termination or Change in Control” below. However, the table entitled “Potential Payments Upon Termination or Change in Control” does include any additional amount of severance we are responsible for in excess of the balance in the severance fund at the time of a qualifying termination (in the event there is a shortfall) based on the legally mandated formula described above.

Mr. Sperling is also entitled to a resettlement grant in an amount equal to his base salary plus regular benefits for 10 months plus 1 month for each full year of service beginning after September 1, 2010 and a pro rated month for the applicable portion of the final year of service.  This resettlement grant as well as the release of Mr. Sperling’s severance fund discussed above (including any true up required at the time of a qualifying termination) is also payable in the event of Mr. Sperling’s resignation, whether or not for good reason, but not in the event of a termination for cause.

In addition, in the event of an involuntary termination, each executive officer other than Mr. Bodner is entitled to a pro-rated portion of his annual bonus for such year (less any quarterly bonus payments already received, in the case of Mr. Parcell) plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.

Severance in Connection with a Change in Control

In the event of a termination of employment in connection with a change in control, in lieu of the cash and cash bonus severance described above, each of the officers is entitled to enhanced cash severance equal to the sum of 1.5 times base salary and target bonus (inclusive of the value of the advance notice period in the case of Mr. Parcell), plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of base salary and target bonus, plus a pro-rated target bonus for the year of termination.  As noted above, Mr. Sperling is also entitled to the resettlement grant and release of his severance fund in the event of any termination or resignation other than a termination for cause.  Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.

Equity

Other than in the case of Mr. Bodner, no equity acceleration is provided in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.

Other Provisions

Each of the employment agreements provides for customary restrictive covenants, with a covenant period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated.  The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Each of our U.S. executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.

Potential Payments Upon Termination or Change in Control (CIC)

The table below outlines the potential payments and benefits that would have become payable by us to our named executive officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2012. In reviewing the table, please note the following:

•

The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security or national insurance, or 401(k) or similar defined contribution retirement plans. As a result, the table does not reflect amounts payable to Mr. Sperling or Mr. Parcell under the applicable local company retirement plan or retirement fund, for which we have no liability at the time of payment.

•

Except as noted in the following bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•

The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•

With respect to Mr. Sperling’s severance fund, the table includes the difference between the amount that would have been owed to Mr. Sperling under applicable Israeli labor law in the event of an involuntary termination and the amount in his severance fund at January 31, 2012.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2012 ($28.28 on January 31, 2012).

•

The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•

The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

•

Messrs. Sperling and Parcell are compensated in their local currencies of Israeli shekels and British pounds sterling, respectively. For purposes of this table, all Israeli shekel amounts for Mr. Sperling and British pound sterling amounts for Mr. Parcell have been translated into U.S. dollars using January 31, 2012 exchange rates of NIS 1=$0.27 and £1=$1.5758, respectively.

	Salary Continuation Value		Pro Rata Bonus (4)	Additional Bonus (5)	Accelerated Equity Awards (6)	Health Benefits (present insurance coverage value) (7)	Other Benefits (8)	280G Tax Gross up (9)	Total
	($)		($)	($)	($)	($)	($)	($)	($)
Dan Bodner
Death	—		644,249	—	—	56,506	45,575	—	746,330
Disability	335,000		644,249	—	—	18,835	45,575	—	1,043,659
Resignation for Good Reason/Involuntary Termination without Cause	1,005,000		644,249	927,000	7,708,873	56,506	45,575	—	10,387,203
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,675,000		618,000	1,545,000	7,708,873	56,506	45,575	—	11,648,954
Douglas Robinson
Death	—		223,922	—	—	37,671	—	—	261,593
Disability	188,000		223,922	—	—	18,836	—	—	430,758
Resignation for Good Reason/Involuntary Termination without Cause	376,000		223,922	250,708	—	37,671	—	—	888,301
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	564,000		219,000	328,500	1,987,122	37,671	—	—	3,136,293
Elan Moriah
Death	—		228,302	—	—	37,671	—	—	265,973
Disability	188,000		228,302	—	—	18,836	—	—	435,138
Resignation for Good Reason/Involuntary Termination without Cause	376,000		228,302	251,709	—	37,671	—	—	893,682
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	564,000		219,000	328,500	2,008,417	37,671	—	—	3,157,588
Meir Sperling
Death	436,890	(1)	182,513	—	—	62	—	—	619,465
Disability	614,457	(1)	182,513	—	—	62	—	—	797,032
Resignation for Good Reason/Involuntary Termination without Cause	880,806	(2)	182,513	185,890	—	78	25,170	—	1,274,457
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,058,373	(2)	172,260	258,390	1,799,428	78	25,170	—	3,313,699
David Parcell
Death	—		142,586	—	—	—	—	—	142,586
Disability	—		142,586	—	—	—	—	—	142,586
Resignation for Good Reason/Involuntary Termination without Cause	324,614	(3)	142,586	150,117	—	2,863	25,345	—	645,525
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	486,922	(3)	129,846	194,769	1,496,408	2,863	25,345	—	2,336,153
Peter Fante
Death	—		174,614	—	—	37,671	—	—	212,285
Disability	172,500		174,614	—	—	18,836	—	—	365,950
Resignation for Good Reason/Involuntary Termination without Cause	345,000		174,614	193,098	—	37,671	—	—	750,383
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	517,500		167,500	251,250	1,647,904	37,671	—		2,621,825

(1)	For Mr. Sperling, salary continuation for these events includes a resettlement grant of NIS 1,618,111 ($436,890), and in the case of disability, 6 months of base salary, or NIS 657,654 ($177,567).

(2)

For Mr. Sperling, salary continuation for these events includes three months’ of base salary, or NIS 328,827 ($88,783), during his contractual notice period, a resettlement grant of NIS 1,618,111 ($436,890), and 12 months of base salary, or NIS 1,315,208 ($355,133), for a non-Change In Control termination, or 18 months of base salary, or NIS 1,972,962 ($532,700), for a CIC termination. The resettlement grant is also payable in the event of Mr. Sperling’s resignation without good reason, but not in the event of a termination for cause.

(3)

For Mr. Parcell, salary continuation for these events includes six months’ of base salary, or £103,000 ($162,307), during his contractual notice period and 6 months of base salary, or £103,000 ($162,307), for a non-CIC termination, or 12 months of base salary, or £206,000 ($324,615), for a CIC termination.

(4)

For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for the year ended January 31, 2012 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year). For Messrs. Sperling and Parcell, these amounts are NIS 675,974 ($182,513) and £90,485 ($142,586), respectively.

For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for the year ended January 31, 2012. For Messrs. Sperling and Parcell, these amounts are NIS 638,000 ($172,260) and £82,400 ($129,846), respectively.

(5)

For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2012 (notwithstanding that the formal determination of bonuses for the year ended January 31, 2012 did not occur until after the end of the year). For Messrs. Sperling and Parcell, these amounts are NIS 688,482 ($185,890) and £95,264 ($150,117), respectively. For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for the year ended January 31, 2012.

For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for the year ended January 31, 2012. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for the year ended January 31, 2012. For Messrs. Sperling and Parcell, these amounts are NIS 957,000 ($258,390) and £123,600 ($194,769), respectively.

(6)

For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2012 ($28.28 on January 31, 2012) times the number of shares accelerating. Shares accelerating includes the actual number of performance shares ultimately earned for the January 31, 2012 performance period notwithstanding that the formal determination of the number of shares earned did not occur until after the end of the year. For performance periods that had not yet been completed as of January 31, 2012, shares accelerating includes the target number of performance shares. For stock options, value is calculated as the difference between the closing price of our common stock on the last trading day in the year ended January 31, 2012 ($28.28 on January 31, 2012) and the option exercise price per share times the number of stock options accelerating.

(7)

For executive officers other than Messrs. Parcell and Sperling, amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes. Mr. Sperling was entitled to continued health benefits during his notice period, and for a period of 12 months following a termination event, the cost of which is considered nominal. As of January 31, 2012, Mr. Parcell was not entitled to company-paid or reimbursed health insurance following a termination event, although he was entitled to continued health benefits during his six-month notice period costing £1,817 ($2,863).

(8)

For Mr. Sperling, other benefits include three months of continued contributions to his retirement fund of NIS 18,117 ($4,892), to his severance fund of NIS 27,928 ($7,541), to his study fund of NIS 24,483 ($6,610), disability insurance premiums of NIS 8,188 ($2,211), a statutory recreation payment of NIS 730 ($197), and use of a company car plus a fuel reimbursement allowance costing NIS 13,774 ($3,719) for the period, for a total of NIS 93,220 ($25,170). For Mr. Parcell, other benefits include six months of continued retirement plan contributions, car allowance/fuel reimbursement allowances, and insurance premiums during his contractual notice period costing £6,240 ($9,833), £8,478 ($13,360), and £1,366 ($2,152), respectively.

(9)

The tax reimbursement amount (if any) represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. With respect to tax gross-ups, the assumptions used to calculate this estimate are: an excise tax rate under 280G of the Internal Revenue Code of 20%, a federal, state (New York), and FICA tax blended rate of 42.28% (a 35% federal income tax rate, a 8.97% state income tax rate, and a 1.45% Medicare tax rate). These calculations do not take into account the value of any covenant not to compete that may affect the calculation of any “excess parachute payment.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee.  None of the members of the compensation committee is or has ever been a Verint officer or employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 30, 2012 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock or Preferred Stock as of the Reference Date;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•

Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•

The amounts and percentages are based upon 39,129,322 shares of common stock outstanding as of the Reference Date and exclude approximately 10.9 million shares of common stock issuable to Comverse upon conversion of shares of Preferred Stock (if converted on the Reference Date).

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

		Number of Shares		Percentage of Total
Name of Beneficial Owner	Class	Beneficially Owned (1)		Shares Outstanding

Principal Stockholders:
Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10019	Common	16,289,023	(2)	41.6	%(2)

Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10019	Series A Preferred	10,881,753	(3)	100.0	%(4)

Cadian Capital Management, LLC (5)
461 Fifth Avenue 24th Floor
New York, NY 10017	Common	2,500,200	(5)	6.4%

Directors and Executive Officers:
Dan Bodner	Common	553,501	(6)	1.4%
Douglas E. Robinson.	Common	104,448	(7)	*
Peter Fante	Common	60,382	(8)	*
Elan Moriah	Common	130,028	(9)	*
David Parcell	Common	25,645	(10)	*
Meir Sperling	Common	114,206	(11)	*
Victor A. DeMarines	Common	23,505	(13)	*
Larry Myers	Common	9,505	(14)	*
Howard Safir	Common	15,505	(16)	*
Susan Bowick	Common	—	(12)	*
Augustus K. Oliver	Common	—	(15)	*
Theodore Schell	Common	—	(17)	*
Shefali Shah	Common	—	(18)	*
Mark C. Terrell	Common	—	(19)	*

All executive officers and directors as a group (fourteen persons)		1,036,725		2.6%

*	Less than 1%.

(1)

Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)

Represents shares of common stock directly owned by Comverse. Comverse beneficially owns an additional 10.9 million shares of common stock issuable upon conversion of our Preferred Stock (if converted 60 days after the Reference Date) , which together with the common stock directly owned by Comverse would equal 54.3% of our common stock. See “Certain Relationships and Related Party Transactions” for details on the conversion rights of the Preferred Stock.

(3)

Reflects the number of shares of common stock issuable to Comverse upon conversion of 293,000 shares of Preferred Stock if the Preferred Stock were converted into common stock within 60 days after the Reference Date, inclusive of the effect of additional dividend accruals on the Preferred Stock during such 60 day period. If converted on the Reference Date, the Preferred Stock would be converted into approximately 10.9 million shares of common stock as indicated in the lead in to the table.

(4)	Comverse is the sole holder of our Preferred Stock. See “Certain Relationships and Related Party Transactions” for details on the rights of the Preferred Stock.

(5)

As reported in the Schedule 13G filed with the SEC on February 14, 2012 by Cadian Capital Management, LLC (“CCM”), on behalf of itself and Eric Bannasch, CCM and Eric Bannasch have shared voting and dispositive power over all the shares.

(6)

Mr. Bodner beneficially owns options to purchase 211,082 shares of common stock which are currently exercisable, 192,022 fully vested shares of stock, 113,985 restricted stock units which have vested but have not been delivered, and 36,412 restricted stock units which will vest within 60 days of the Reference Date.

(7)

Mr. Robinson beneficially owns 61796 fully vested shares of stock, 34,561 restricted stock units which have vested but have not been delivered, and 8,091 restricted stock units which will vest within 60 days of the Reference Date.

(8)

Mr. Fante beneficially owns options to purchase 20,067 shares of common stock which are currently exercisable, 4,244 fully vested shares of stock, 29,414 restricted stock units which have vested but have not been delivered, and 6,657 restricted stock units which will vest within 60 days of the Reference Date.

(9)

Mr. Moriah beneficially owns options to purchase 63,750 shares of common stock which are currently exercisable, 23,373 fully vested shares of stock, 34,561 restricted stock units which have vested but have not been delivered, and 8,344 restricted stock units which will vest within 60 days of the Reference Date.

(10)	Mr. Parcell beneficially owns options to purchase 20,000 shares of common stock which are currently exercisable and 5,645 restricted stock units which will vest within 60 days of the Reference Date.

(11)

Mr. Sperling beneficially owns options to purchase 45,000 shares of common stock which are currently exercisable, 41,259 fully vested shares of stock, and 27,947 restricted stock units which will vest within 60 days of the Reference Date.

(12)

Ms. Bowick beneficially owns 39,600 shares of Comverse common stock which are currently exercisable. Ms. Bowick is a director at Comverse. She disclaims beneficial ownership of any of our securities held by Comverse.

(13)

Mr. DeMarines beneficially owns options to purchase 17,000 shares of common stock which are currently exercisable, 3,000 fully vested shares of stock, and 3,505 restricted stock units which will vest within 60 days of the Reference Date.

(14)	Mr. Myers beneficially owns options to purchase 6,000 shares of common stock which are currently exercisable and 3,505 restricted stock units which will vest within 60 days of the Reference Date.

(15)

Mr. Oliver beneficially owns 1,738,105 shares of Comverse common stock, 44,798 of which are held directly by Mr. Oliver and 1,693,307 of which are held by the entities referenced below. Mr. Oliver is the (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (or Davenport), JE Partners, a Bermuda partnership (or JE), and Oliver Press Master Fund LP, a Cayman limited partnership, (or Master Fund and, together with Davenport and JE, the OP Partnerships), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment adviser to each of the OP Partnerships. The OP Partnerships own certain of Comverse’s securities, all of which are subject to the shared voting and investment authority of Mr. Oliver, among others. Mr. Oliver is a director at Comverse. He disclaims beneficial ownership of any of our securities held by Comverse.

(16)	Mr. Safir beneficially owns options to purchase 12,000 shares of common stock which are currently exercisable and 3,505 restricted stock units which will vest within 60 days of the Reference Date.

(17)

Mr. Schell beneficially owns 33,488 shares of Comverse common stock which are currently exercisable. Mr. Schell is a director at Comverse. He disclaims beneficial ownership of any of our securities held by Comverse.

(18)

Ms. Shah beneficially owns 87,900 shares of Comverse common stock which are currently exercisable. Ms. Shah is a senior executive at Comverse. She disclaims beneficial ownership of any of our securities held by Comverse.

(19)

Mr. Terrell beneficially owns 43,389 shares of Comverse common stock which are currently exercisable. Mr. Terrell is a director at Comverse. He disclaims beneficial ownership of any of our securities held by Comverse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that during the year ended January 31, 2012, our directors, executive officers, and 10% stockholders complied with all filing requirements except that a Form 4 related to the exercise of 4,892 stock options was filed by Mr. Moriah one day late on March 31, 2011.  In addition, due to an administrative error, a Form 4 filed by Mr. Parcell on July 8, 2010 omitted the acquisition of 6,684 restricted stock units.  Mr. Parcell’s ownership balance was corrected in a subsequent Form 4 filed on April 9, 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following summarizes various agreements in place between Verint and related parties, principally Comverse (our majority stockholder) and its affiliates.

Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full board of directors or the compensation committee must be approved in advance by the audit committee of our board of directors. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction.  Such proposed related-party transaction must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval.  Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules.  The audit committee has reviewed and approved all of the agreements and transactions referred to in this section.

Comverse Preferred Stock Financing Agreements

On May 25, 2007, in connection with our acquisition of Witness, we entered into the Securities Purchase Agreement with Comverse pursuant to which Comverse purchased, for cash, an aggregate of 293,000 shares of our Preferred Stock, at an aggregate purchase price of $293.0 million. Proceeds from the issuance of the Preferred Stock were used, together with the proceeds of the $650.0 million term loan under our credit agreement and cash on hand, to finance the consideration for the acquisition.

The terms of the Preferred Stock are set forth in the Certificate of Designation.

The Preferred Stock was issued at a purchase price of $1,000 per share and ranks senior to our common stock. The Preferred Stock had an initial liquidation preference equal to the purchase price of the Preferred Stock, or $1,000 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of Verint, the holders of the Preferred Stock will be entitled to receive, out of the assets available for distribution to our stockholders and before any distribution of assets is made on our common stock, an amount equal to the then-current liquidation preference plus accrued and unpaid dividends.

Cash dividends on the Preferred Stock are cumulative and are accrued quarterly at a specified dividend rate on the liquidation preference in effect at such time. Initially, the specified dividend rate was 4.25% per annum per share, however, in accordance with the terms of the Certificate of Designation, beginning with the quarter ended

January 31, 2008, the dividend rate was reset to 3.875% per annum and is now fixed at this level. If we determine that we are prohibited from paying cash dividends on the Preferred Stock under the terms of our credit agreement or other debt instruments, we may elect to make such dividend payments in shares of our common stock, which common stock will be valued at 95% of the volume weighted-average price of our common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend.

Each share of Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Preferred Stock was convertible at the conversion rate in effect on the date the Preferred Stock was issued to Comverse (the “Issue Date”), or 30.6185 shares of common stock for each share of Preferred Stock. In addition, each share of Preferred Stock is convertible, at the option of the holder, into a number of shares of our common stock equal to the liquidation preference then in effect divided by the conversion price then in effect, which was initially set at $32.66 (as adjusted from time to time, the “Conversion Rate”). We also have the right in certain circumstances to cause the mandatory conversion of the Preferred Stock into shares of common stock at the then-applicable Conversion Rate.

Since the second anniversary of the Issue Date, we have had the right to force the conversion of all, but not less than all, of the Preferred Stock into common stock at our option, but only if the closing sale price of our common stock immediately prior to such conversion equals or exceeds the conversion price then in effect by a specified percentage.  From and after the fourth anniversary of the Issue Date (May 25, 2011), this percentage is fixed at 135%.

The terms of the Preferred Stock also provide that upon a fundamental change, as defined in the Certificate of Designation, the holders of the Preferred Stock will have the right to require us to repurchase the Preferred Stock for 100% of the liquidation preference then in effect. If we fail to repurchase the Preferred Stock as required upon a fundamental change, then the number of directors constituting the board of directors will be increased by two, and the holders of the Preferred Stock will have the right to elect two directors to fill such vacancies. Upon repurchase of the Preferred Stock subject to the fundamental change repurchase right, the holders of the Preferred Stock will no longer have the right to elect such additional directors, the term of office of each such additional director will terminate immediately upon such repurchase, and the number of directors will, without further action, be reduced by two. In addition, in the event of a fundamental change, the Conversion Rate will be increased to provide for additional shares of common stock issuable to the holders of the Preferred Stock upon conversion, based on a sliding scale depending on the acquisition price, as defined in the Certificate of Designation, ranging from zero to 3.7 additional shares of common stock for every share of Preferred Stock converted into common stock following a fundamental change.

Comverse has had the right to sell the Preferred Stock since November 25, 2007 in either private or public transactions. Pursuant to a registration rights agreement we entered into concurrently with the Securities Purchase Agreement (the “New Registration Rights Agreement”), commencing 180 days after we regained compliance with SEC reporting requirements, Comverse has been entitled to two demands to require us to register (which may be underwritten registrations, upon Comverse’s request) the Preferred Stock and the shares of common stock underlying the Preferred Stock for resale under the Securities Act. We are not, however, required to comply with a demand request if:

(a) any such request is within 12 months after the effective date of a prior demand registration,

(b)(i) within the 90-day period preceding the request, we have effected

(x) any registration other than an underwritten registration pursuant to which Comverse was entitled to participate without any limitation on its ability to include all of its registrable securities requested to be included therein or

(y) an underwritten registration pursuant to which Comverse was entitled to participate and include between 25% to 50% of the registrable securities requested to be included therein, or

(ii) within the 180-day period preceding such request, we have effected an underwritten registration pursuant to which Comverse was entitled to participate and include more than 50% of the registrable securities requested to be included therein,

(c) a registration statement is effective at the time the request is made, pursuant to which Comverse can effect the disposition of its registrable securities in the manner requested,

(d) the registrable securities requested to be registered

(i) have an aggregate then-current market value of less than $100.0 million (before deducting any underwriting discounts and commission) or

(ii) constitute less than all remaining registrable securities if less than $100.0 million of then-current market value of registrable securities are then outstanding; or

(e) during the pendency of any blackout period (as defined in the New Registration Rights Agreement).

The New Registration Rights Agreement also gives Comverse unlimited piggyback registration rights on certain Securities Act registrations filed by us on our own behalf or on behalf of other stockholders.

We have agreed to pay all expenses that result from a registration under the New Registration Rights Agreement, other than underwriting commissions and taxes. We have also agreed to indemnify Comverse, its directors, officers and employees against liabilities that may that may arise from sale of shares registered pursuant to the New Registration Rights Agreement, including Securities Act liabilities.

Comverse may transfer its rights under the New Registration Rights Agreement to any transferee of the registrable securities that is an affiliate of Comverse or any other subsequent transferee; provided that in each case such affiliate or transferee becomes a party to the New Registration Rights Agreement by executing a joinder agreement agreeing to be bound by all of the terms and conditions of the New Registration Rights Agreement.

Comverse Original Registration Rights Agreement

Comverse’s rights under the New Registration Rights Agreement are in addition to its rights under a previous registration rights agreement we entered into with Comverse shortly before our initial public offering in May 2002. This registration rights agreement (the “Original Registration Rights Agreement”) covers all shares of common stock then held by Comverse and any additional shares of common stock acquired by Comverse at a later date. Under the Original Registration Rights Agreement, Comverse is entitled to unlimited demand registrations of its shares on Form S-3. If we are not eligible to use Form S-3, Comverse was also entitled to one demand registration on Form S-1. Under the agreement, we are not required to comply with a demand request made by Comverse less than 90 days after the effective date of a prior demand request made under this registration rights agreement. We may also delay satisfying a demand request if (i) we are in the process of preparing a registration statement at the time the demand request is received which we intend to file within 90 days from the date of Comverse’s demand request or (ii) the board of directors determines in good faith that filing a registration statement in response to a demand request would either require us to publicly disclose information which would have a material adverse effect on us or would be seriously detrimental to us or our stockholders, or could interfere with, or would require us to accelerate public disclosure of, any material financing, acquisition, disposition, corporate reorganization or other material transaction involving us or our subsidiaries.

Comverse exercised its one Form S-1 demand registration right under the Original Registration Rights Agreement in July 2010, demanding that we prepare and file with the SEC a registration statement on Form S-1 so as to permit the public offering and sale of up to 2.8 million shares of our common stock owned by Comverse.  In connection with the exercise of this demand, we entered into a letter agreement with Comverse pursuant to which we agreed not to exercise our rights under the Original Registration Rights Agreement to delay the filing of, or offer shares pursuant to, the prospectus, subject to certain limitations.  Comverse subsequently reduced the size of the offering to 2.3 million shares.  A registration statement relating to these securities was declared effective by the SEC in January 2011.

Like the New Registration Rights Agreement, the Original Registration Rights Agreement also provides that Comverse will have unlimited piggyback registration rights, that we will pay all expenses of a registration under the agreement (other than underwriting commissions and taxes), that we will indemnify Comverse and its affiliates from liabilities that may result from the sale of our stock under the agreement, and that Comverse may transfer its rights under the agreement to an affiliate or other subsequent transferee subject to the transferee signing a joinder to the agreement.

Other Agreements with Comverse

Federal Income Tax Sharing Agreement

We are party to a tax sharing agreement with Comverse which applies to periods prior to our initial public offering in which we were included in Comverse’s consolidated federal tax return. By virtue of its controlling ownership and this tax sharing agreement, Comverse effectively controls all of our tax decisions for periods ending prior to the completion of our initial public offering, which took place in May 2002. Under the agreement, for periods during which we were included in Comverse’s consolidated tax return, we were required to pay Comverse an amount equal to the tax liability we would have owed, if any, had we filed a federal tax return on our own, as computed by Comverse in its reasonable discretion. Under the agreement, we were not entitled to receive any payments from Comverse in respect of, or to otherwise take advantage of, any loss resulting from the calculation of our separate tax liability. The tax sharing agreement also provided for certain payments in the event of adjustments to the group’s tax liability. The tax sharing agreement continues in effect until 60 days after the expiration of the applicable statute of limitations for the final year in which we were part of the Comverse consolidated group for tax purposes.

We have in the past and may from time to time in the future enter into other agreements with Comverse or its subsidiaries. For example, in the past we have been party to certain intercompany services agreements with Comverse or its subsidiaries relating to shared computer services, insurance, and use of personnel, as well as a patent cross-license agreement involving a third party. We believe that the terms of any such agreements have been, and expect that in the future any such terms would be, no less favorable to us than those we could obtain from an unaffiliated third party. Other than as described elsewhere in this section, we do not believe that any of these historical agreements are currently material to us or to Comverse.

AUDIT MATTERS

Audit Committee Pre-Approval Procedures

The audit committee of our board of directors is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.

The committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee appointed Deloitte & Touche LLP as our auditors for the years ended January 31, 2012 and 2011. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC.

In conjunction with our management, the audit committee regularly reviews the services and fees from its independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during the years ended January 31, 2012 and 2011. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.

Fees of Independent Registered Public Accountants

During the years ended January 31, 2012 and 2011, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2012	2011
Audit fees (1)	$6,764	$23,463
Audit-related fees (2)	—	25
Tax fees (3)	580	134
All other fees (4)	54	98
Total fees	$7,398	$23,720

(1)

“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.

Audit fees presented for the year ended January 31, 2012 include fees for D&T’s audit services performed in connection with the preparation and filing of our Annual Report on Form 10-K for the year ended January 31, 2012, and our Quarterly Reports on Form 10-Q for the periods ended April 30, 2011, July 31, 2011 and October 31, 2011.

Audit fees presented for the year ended January 31, 2011 have been revised to include certain fees for D&T’s audit services performed in connection with the preparation and filing of our Annual Report on Form 10-K for the year ended January 31, 2011, and our Quarterly Reports on Form 10-Q for the periods ended April 30, 2010, July 31, 2010 and October 31, 2010. Audit fees presented for the year ended January 31, 2011 also include fees for D&T’s audit services performed during that fiscal year in connection with the preparation of our comprehensive Annual Report on Form 10-K for the years ended January 31, 2008, 2007 and 2006, our Annual Reports on Form 10-K for the years ended January 31, 2010 and 2009, and our Quarterly Reports on Form 10-Q for the periods ended April 30, 2009, July 31, 2009 and October 31, 2009, all of which were completed and filed during that fiscal year.

(2)	“Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3)

“Tax fees” include fees for tax compliance and advice. The increase in tax fees for the year ended January 31, 2012, compared to the year ended January 31, 2011, resulted from tax advice services related to business combinations.

(4)	“All other fees” include fees for all other non-audit services. For the years ended January 31, 2012 and 2011, these fees were incurred for consulting services on new accounting pronouncements.

REPORT OF THE AUDIT COMMITTEE

Role of the Audit Committee

The primary purpose of the audit committee is to assist the board of directors in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Business Conduct and Ethics for Senior Officers and the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website (www.verint.com) in the “Corporate Governance” section. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Review of Verint’s Audited Financial Statements for the Year Ended January 31, 2012

Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for the year ended January 31, 2012 and discussed them with management. In March 2012, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for the year ended January 31, 2012. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the board of directors that Verint’s audited financial statements be included in its Annual Report on Form 10-K for the year ended January 31, 2012 for filing with the SEC.

Review and Discussions with the Independent Registered Public Accounting Firm

Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Rule 3526 and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.

The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its examinations, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Audit Committee:

Larry Myers, Chair
Victor DeMarines
Howard Safir

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2013 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 14, 2013. Such proposals must be addressed to Verint Systems Inc., at 330 South Service Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2013 Annual Meeting of Stockholders is March 30, 2013.  Our proxy related to the 2013 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us.  The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2013 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than January 14, 2013 and no later than February 13, 2013. Any stockholder notice of intention to nominate a director shall include:

•                  as to the nominee:

•                  the name, age, business address and residential address of such person;

•                  the principal occupation or employment of such person;

•                  the class, series and number of our securities that are owned of record or beneficially by such person;

•                  the date or dates the securities were acquired and the investment intent of each acquisition;

•                  any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•                  any other information relating to such person that the board of directors or any nominating committee of the board of directors reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•                  as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•                  the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•                  a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•                  the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•                  a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•                  a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•                  a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and|

•                  a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•                  a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•                  a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.

At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.

However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the board of directors by at least February 3, 2013, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended January 31, 2012, was filed with the SEC on April 2, 2012, and such Form 10-K is being sent to stockholders on or about May 14, 2012. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 330 South Service Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Corporate Secretary

Melville, New York

May 14, 2012

APPENDIX A

AMENDMENT NO. 1

TO THE

VERINT SYSTEMS INC.

2010 LONG-TERM STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE VERINT SYSTEMS INC. 2010 LONG-TERM STOCK INCENTIVE PLAN (this “Amendment”) is made by Verint Systems Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (the “Plan”) to increase the number of shares authorized for award under the Plan and to extend the expiration date of the Plan;

WHEREAS, the Board approved this Amendment on May 11, 2012 for submission to the stockholders of the Company for approval at the Company’s 2012 annual meeting of stockholders to be held on or about June 15, 2012;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       The first sentence of Section 4(a)(i) of the Plan is replaced in its entirety with the following:

Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan on or after the date on which Amendment No. 1 to the Plan is approved by the stockholders of the Company (the “Amendment Approval Date”) shall in the aggregate not exceed, at any time, the sum of (i) 4,500,000, plus (ii) the number of Shares that remain available for Awards under the Plan as of the Amendment Approval Date (immediately prior to such approval), plus (iii) the number of shares that remain available for issuance or transfer under the Verint Systems Inc. 2004 Stock Incentive Compensation Plan, as amended and restated (the “2004 Plan”), as of the Amendment Approval Date (the “2004 Plan Remaining Shares”), plus (iv) any Shares that again become available for Awards under the Plan in accordance with Section 4(a)(ii) hereof, plus (v) any shares granted under the 2004 Plan that again become available for awards under the 2004 Plan prior to July 27, 2014 in accordance with Section 5 thereof; provided, that, for the avoidance of doubt, (i) all shares granted prior to the Amendment Approval Date, under the Plan or the 2004 Plan, will be settled under the applicable plan and such settlement will not reduce the aggregate number of Shares with respect to which Awards may be granted under the Plan and (ii) the 2004 Remaining Shares will be available for issuance under the Plan until such time as contemplated by Section 16(b) of the Plan; and provided further, that the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 3,500,000.

2.                                       Section 16(b) of the Plan is replaced in its entirety with the following:

Expiration Date.  No grant will be made under this Plan more than ten years after the Amendment Approval Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

This Amendment is subject to, and shall become effective only upon, approval by the Company’s stockholders.

Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

DIRECTIONS TO 2012 ANNUAL MEETING LOCATION

Hilton Garden Inn

1575 Round Swamp Road, Plainview, New York, USA 11803

Tel: 1-516-755-5552 Fax: 1-516-755-5592

Traveling from the East:

Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn left onto Round Swamp Road and continue under the expressway to the traffic light. Continue straight after light. The hotel entrance is the second left.

Traveling from the West:

Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn right onto Round Swamp Road. The hotel entrance is the second left.

FORM OF PROXY CARD

Verint Systems Inc.

This proxy is solicited by the Board of Directors for
the Annual Meeting of Stockholders to be held on June 15, 2012

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Legal Officer and Chief Compliance Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2012 Annual Meeting of Stockholders of Verint Systems Inc. to be held on June 15, 2012 at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803, and any adjournment or postponement thereof, and to vote as shown on this card.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope.  If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors.

The undersigned acknowledges receipt of the Notice of the 2012 Annual Meeting of Stockholders and the proxy statement furnished therewith.

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN THE WAY DESCRIBED ON THIS PROXY CARD VOTES ALL SHARES OF VERINT SYSTEMS INC. THAT YOU ARE ENTITLED TO VOTE.  FOR SHARES REGISTERED IN YOUR NAME, UNLESS YOU ATTEND THE ANNUAL MEETING IN PERSON, YOUR PROXY MUST BE RECEIVED BY 11:59 P.M. (EASTERN TIME) ON JUNE 14, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2012. The Verint Systems Inc. Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended January 31, 2012 are available at www.proxyvote.com.

(Please be sure to sign and date the Proxy in the box below)

A. Proposals —

The Board of Directors recommends a vote FOR the following:

1.                                      Election of directors: Dan Bodner, Susan Bowick, Victor DeMarines, Larry Myers, Augustus Oliver, Howard Safir, Theodore Schell, Shefali Shah, and Mark Terrell.

☐  FOR  ☐  WITHHOLD    ☐  FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees name in the space provided below:

If any nominee becomes unavailable to serve for any reason before the election, your proxy hereby authorizes the persons named as proxies above to vote for another person nominated by the board of directors.

The Board of Directors recommends a vote FOR Proposals 2 and 3.

2.     Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending January 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.     Approval of Amendment No. 1 to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please indicate if you plan to attend this meeting:  ☐ YES                       ☐ NO

B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) please print date	Signature 1 – please keep signature	Signature 2 – please keep signature
below	within box	within box

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Ú DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Ú

Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Attn: Corporate Secretary

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE RETURN ENVELOPE PROVIDED.